UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Footstar, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY

FOOTSTAR, INC.
933 MacArthur Boulevard
Mahwah, New Jersey 07430

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 5, 2009

To Our Shareholders:

NOTICE IS HEREBY GIVEN that a Special Meeting (together with any adjournments, postponements or reschedulings thereof, the “Meeting”) of the shareholders of Footstar, Inc., a Delaware corporation (the “Company” and sometimes referred to with the pronouns “we”, “us” and “our” for convenience), will be held at the Company’s headquarters at 933 MacArthur Boulevard, Mahwah, New Jersey 07430 at 10:00 a.m. Eastern Time, on Tuesday, May 5, 2009, to consider and vote on the following matters as described in this notice and the accompanying Proxy Statement:

1. To consider and vote upon a proposal to approve the Amended Plan of Complete Dissolution and Liquidation of Footstar, Inc. in the form attached as Annex A to the accompanying Proxy Statement (the “Plan”) and the voluntary dissolution and liquidation of the Company in accordance therewith (the “Dissolution”); and

2. To transact such other business as may properly come before the Meeting.

The Board of Directors initially approved a Plan of Complete Liquidation of Footstar, Inc. in May 2008 (the “Original Plan”), as modified, superseded and replaced by the Plan and Dissolution approved by the Board of Directors on March 5, 2009.

The Board of Directors has fixed the close of business on April 3, 2009 as the record date for determination of those shareholders entitled to vote, and only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Meeting. At March 2, 2009, there were 21,524,831 shares of common stock issued and outstanding. A list of shareholders entitled to vote at the Meeting will be available for inspection during normal business hours at our principal executive offices located at the Company’s headquarters at 933 MacArthur Boulevard, Mahwah, New Jersey 07430. Our transfer agent, Bank of New York Mellon, has been designated as the Inspector of Elections for the Meeting.

The approximate date on which the attached Proxy Statement is being mailed to shareholders is on or about          , 2009. Shareholders who execute proxies may revoke them at any time prior to their being exercised by providing written notice of revocation to us or by delivering another proxy card at any time prior to the Meeting. Mere attendance at the Meeting will not revoke a proxy, but any shareholder present at the Meeting may revoke his or her proxy and vote in person. Any duly executed proxy card on which a vote is not indicated (except broker non-votes expressly indicating a lack of discretionary authority to vote) will be deemed a vote “FOR” approval of the Plan and our Dissolution. To assure representation at the Meeting, shareholders are urged to sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any shareholder attending the Meeting may vote in person even if he or she previously returned a proxy.

By Order of the Board of Directors

JONATHAN M. COUCHMAN
Chairman, President and Chief Executive Officer
               , 2009

PRELIMINARY COPY

FOOTSTAR, INC.
933 MacArthur Boulevard
Mahwah, New Jersey 07430

PROXY STATEMENT
FOR SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 5, 2009

This Proxy Statement is furnished to you in connection with the solicitation of proxies on behalf of the Board of Directors of Footstar, Inc. (the “Company” and sometimes referred to with the pronouns “we”, “us” and “our” for convenience) for use at a Special Meeting (together with any adjournments, postponements or reschedulings thereof, the “Meeting”) of our shareholders. The Meeting is to be held at the Company’s headquarters at 933 MacArthur Boulevard, Mahwah, New Jersey 07430 at 10:00 a.m., Eastern Time, on Tuesday, May 5, 2009. This Proxy Statement and the enclosed proxy card are being sent on or about          , 2009 to our shareholders of record who held common stock as of the close of business on April 3, 2009 (the “Record Date”).

At the Meeting, the shareholders will be asked to consider and vote on the following matters: (1) a proposal to approve the Amended Plan of Complete Dissolution and Liquidation of Footstar, Inc. in the form attached as Annex A to this Proxy Statement (the “Plan”) and the dissolution and liquidation of the Company in accordance therewith (the “Dissolution”); and (2) to transact such other business as may properly come before the Meeting. We know of no other business to be presented at the Meeting. If any other proposals properly come before the Meeting, the individuals named in the accompanying proxy card will, to the extent permitted by law, vote shares as to which they have been granted a proxy in accordance with their judgment.

The Board of Directors initially approved a Plan of Complete Liquidation of Footstar, Inc. in May 2008 (the “Original Plan”). The Original Plan provided for the complete liquidation and ultimate dissolution of the Company after expiration of the Kmart Agreement in December 2008. The Plan, approved by the Board of Directors on March 5, 2009, reflects technical and legal changes to the Original Plan consistent with Delaware corporate law and is intended to modify, supersede and replace the Original Plan in order to more efficiently facilitate the liquidation and dissolution of the Company in the best interests of shareholders.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the Plan and our Dissolution.

This Proxy Statement summarizes information about the proposal that we will submit for shareholder consideration and action at the Meeting, as well as other information that you may find useful in deciding how to vote. The enclosed proxy card is the document by which you actually authorize another person to vote your shares in accordance with your instructions, as reflected on the proxy card.

Our principal executive offices are located at 933 MacArthur Boulevard, Mahwah, New Jersey 07430. Our telephone number is (201) 934-2000. We are first mailing this Proxy Statement, the Plan and the related proxy card on or about          , 2009 to our shareholders of record as of the Record Date, who are the shareholders entitled to notice of, and to vote at, the Meeting.

This Proxy Statement is dated          , 2009.

EXPLANATORY NOTE

The Company is a holding company, incorporated under the laws of the State of Delaware, that operated its businesses through its subsidiaries principally as a retailer selling family footwear through licensed footwear departments in discount chains and wholesale arrangements since 1961. The Company operated licensed footwear departments in various Kmart Corporation (“Kmart”) stores and this business arrangement comprised substantially all of its sales and profits.

Commencing March 2, 2004, the Company and most of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code (“Bankruptcy Code” or “Chapter 11”) in the United States Bankruptcy Court.

On February 7, 2006, the Company successfully emerged from bankruptcy and paid substantially all creditors in full with interest. As part of the Company’s emergence from bankruptcy, substantially all of the Company’s business operations were related to the agreement pursuant to which it operated the licensed footwear departments in Kmart stores (the “Kmart Agreement”). The Kmart Agreement expired by its terms at the end of 2008.

Following its emergence from bankruptcy, the Board of Directors, with the assistance of investment bankers, evaluated a number of possible alternatives to enhance shareholder value, including acquisition opportunities, changes in the terms of the Company’s principal contracts, including the early termination of or extension of the Kmart Agreement, the payment of one or more dividends, and the sale of our assets or stock. The Board of Directors determined the best course of action was to operate under the Kmart Agreement through its scheduled expiration at the end of December 2008.

In May 2008, the Board of Directors determined that it was in the best interests of the Company and its shareholders to liquidate and ultimately dissolve after the expiration of the Kmart Agreement in December 2008 (and other miscellaneous contracts through the end of such term) and to sell and/or dispose of any of the Company’s other remaining assets, including its owned property in Mahwah, New Jersey, which contains its corporate headquarters building, improvements and 21 acres of underlying land (collectively, the “Mahwah Real Estate”). Under the terms of the Kmart Agreement, Kmart was required to purchase from the Company all of the remaining inventory in the Kmart footwear departments at values set forth in the Kmart Agreement. The process of selling the inventory to Kmart commenced immediately after the expiration of the Kmart Agreement on December 31, 2008. During 2009, the Company received approximately $55.3 million related to the liquidation sale of the inventory from Kmart in full satisfaction of all of Kmart’s obligations. Following the sale of the inventory to Kmart during early 2009, the Company’s principal remaining non-cash asset consists of the Mahwah Real Estate.

Also in May 2008, the Board of Directors approved the Original Plan, which provided for the complete liquidation and ultimate dissolution of the Company after expiration of the Kmart Agreement in December 2008. The Plan, which is being submitted to shareholders at the Meeting, reflects technical and legal changes to the Original Plan consistent with Delaware corporate law and is intended to modify, supersede and replace the Original Plan in order to more efficiently facilitate the liquidation and dissolution of the Company in the best interests of shareholders. The Plan and Dissolution were approved by the Board of Directors on March 5, 2009.

The Plan, attached as Annex A, provides for the complete, voluntary liquidation of the Company by providing for the sale of its remaining assets and the wind-down of the Company’s business as described in the Plan and for distributions of available cash to shareholders as determined by the Board of Directors.

On January 8, 2009, the Company announced that its Board of Directors declared a special cash distribution to shareholders in the amount of $1.00 per common share. The Company recorded this distribution effective the date the declaration was made by the Board of Directors. This special cash distribution totaling $21.5 million was paid on January 27, 2009.

The Company anticipates that if the Plan and Dissolution are approved by shareholders, then its Board of Directors will declare a special cash distribution to shareholders in the amount of $1.90 per common share to be paid to shareholders as soon as practicable following shareholder approval of the Plan and Dissolution.

i

SUMMARY TERM SHEET OF THE PLAN AND DISSOLUTION

The following briefly outlines the material terms of the proposed Plan and Dissolution, but does not summarize all of the information regarding the Plan and our Dissolution of the Company that is contained elsewhere in this Proxy Statement. This information is provided to assist our shareholders in their review of this Proxy Statement and in considering the proposed Plan and Dissolution, which is to be submitted for shareholder action at the Meeting. However, this Summary Term Sheet may not contain all of the information that is important to you. To understand fully the Plan and Dissolution being submitted for shareholder approval, you should carefully read this Proxy Statement and the accompanying copy of the Plan in their entirety.

•	If the Plan and Dissolution are approved by shareholders, we intend to:

•	file a certificate of dissolution with the Delaware Secretary of State;

•	complete the sale or liquidation of the Company’s remaining assets held for sale, principally consisting of the Mahwah Real Estate, which may include, without limitation, entering into commercial leases to enhance or facilitate the sale of such real estate, if advisable;

•	pay all of the Company’s known obligations or provide adequate security for payment thereof as the Board of Directors deems appropriate in its sole discretion;

•	establish a contingency reserve for the satisfaction of unknown, disputed or contingent liabilities; and

•	make distributions to our shareholders of any remaining available liquidation proceeds.

•	The approval of the Plan and Dissolution by our shareholders will constitute full and complete authority for the Board of Directors and the officers of the Company, without further shareholder action, to proceed with the dissolution and liquidation of the Company in accordance with the Plan and any applicable provision of Delaware law.

After approval of the Plan and Dissolution by our shareholders and the filing of our certificate of dissolution with the Delaware Secretary of State, we plan to sell or liquidate any remaining assets and pay all of our known and undisputed liabilities and obligations. We then plan to establish a contingency reserve to cover any unknown, disputed or contingent liabilities and intend to distribute remaining amounts to shareholders as and when our Board of Directors deems appropriate. We anticipate that if the Plan and Dissolution are approved by shareholders, then our Board of Directors will declare a special cash distribution to shareholders in the amount of $1.90 per common share to be paid as soon as practicable following shareholder approval of the Plan and Dissolution. We anticipate that we will begin making distributions of liquidation proceeds to our shareholders within three to six months (or sooner) from the time we file our certificate of dissolution, in accordance with the Plan and Delaware law. We also intend to distribute remaining liquidation proceeds as promptly as practicable following the sale or liquidation of the Mahwah Real Estate, subject to payment or provisions for the payment of known obligations and establishing a contingency reserve. Primary factors determining the timing of such liquidation distributions include the timing of the sale of the Mahwah Real Estate and the determination by the Board of Directors that all or any portion of the contingency reserve is no longer required.

•	Because of the uncertainties as to the ultimate settlement amount of our remaining liabilities and expenditures we will face during liquidation, we are not able to predict with precision or certainty specific amounts, or timing, of future liquidation distributions. We are currently evaluating the market value of the Mahwah Real Estate, our principal remaining non-cash asset. At the present time, although we are not able to predict whether proceeds from the sale of our remaining assets will differ materially from amounts recorded for those assets on our balance sheet, we currently estimate that the amount ultimately distributed to our shareholders will be between $2.76 and $3.44 per common share, including the special cash distribution to shareholders in the amount of $1.90 per common share that we anticipate will be declared by our Board of Directors if the Plan and Dissolution are approved by shareholders. To the extent that the value of our assets is less, or the amount of our liabilities or the amounts that we expend during liquidation are greater, than we anticipate, our shareholders could receive less than we currently estimate.

•	Shares of common stock will remain outstanding following the filing of our certificate of dissolution. From and after the date specified by the Board of Directors for the effectiveness of the certificate of dissolution (the “Final Record Date”) and subject to applicable law, each holder of our common stock will have the right to receive liquidation distributions pursuant to and in accordance with the Plan until the final liquidation distribution is made. The final liquidation distribution under the Plan will be in complete cancellation of all of the outstanding shares of our common stock. Primary factors determining the timing of such liquidation distributions include the timing of the sale of the Mahwah Real Estate and the determination by the Board of Directors that all or any portion of the contingency reserve is no longer required.

•	As a result of our Dissolution and liquidation, for federal income tax purposes shareholders will recognize a gain or loss equal to the difference between (1) the sum of the amount of cash and the aggregate fair market value of any property distributed to them (reduced by any liability assumed or taken subject to), and (2) their tax basis in shares of our common stock. Any loss generally will be recognized only when the final distribution from us has been received, which could be as much as three years (or up to ten years if the Company elects to comply with Section 281(b) of the Delaware General Corporation Law) after our Dissolution. However, if we are unable to sell the Mahwah Real Estate prior to the third anniversary of the filing of the certificate of dissolution, we may transfer such property into a liquidating trust, in which event we may make a final distribution after the third anniversary of the filing of the certificate of dissolution. You should consult your tax advisor as to the tax effects of the Plan and our Dissolution in your particular circumstances.

•	Under Delaware law, shareholders will not have dissenters’ appraisal rights in connection with the Plan or our Dissolution.

•	Under Delaware law, if we fail to create an adequate contingency reserve or if such reserve is insufficient to satisfy the ultimate aggregate amount of the Company’s expenses and liabilities, each shareholder could be held liable for amounts due creditors to the extent of amounts the shareholder received from the Company.

•	The Board may modify, amend or abandon the Plan to the extent permitted by the Delaware General Corporation Law. The Plan cannot be amended or modified under circumstances that would require additional shareholder solicitations under the Delaware General Corporation Law or the federal securities law, unless we comply with the applicable provisions of such laws.

•	If the Plan and our Dissolution are not approved, our Board of Directors will consider strategic alternatives for the Company, including, without limitation, acquisitions, mergers, asset sales, a self-tender offer for the Company’s shares, share repurchases, entry into commercial leases to enhance or facilitate the sale of our real estate, or other business opportunities. However, no assurance can be given that the Company will implement any such measure or that any such measure, if implemented, will be successful. Since the Kmart Agreement expired on December 31, 2008, we have had no operations and our principal assets consist of our cash and short-term investment balances, together with the Mahwah Real Estate which is currently being marketed for sale.

Annex A	Plan of Complete Dissolution and Liquidation of Footstar, Inc.	A-1
Annex B	Proxy Card

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains certain forward-looking statements, including statements concerning the value of the Company’s assets, the anticipated liquidation value per share of our common stock, and the timing and amounts of any distributions of liquidation proceeds to shareholders. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements such as these involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or other subjects of such statements, to differ materially from the Company’s expectations regarding such matters expressed or implied by such forward-looking statements. These risks include the risk that we may incur additional liabilities, that the proceeds from the sale of our non-cash assets could be lower than anticipated, that the amount required for the settlement of our liabilities could be higher than expected, as well as the other factors set forth under the caption “Risk Factors to be Considered in Connection with the Plan and Our Dissolution.” All of such factors could substantially reduce or eliminate the amount available for distribution to our shareholders. Although the Company believes that the expectations reflected in its forward-looking statements contained in this Proxy Statement and accompanying materials are reasonable, it cannot guarantee future events or results. Except as may be required under federal law, the Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND RELATED MATTERS

These Questions and Answers summarize some of the information contained elsewhere in this Proxy Statement. They are provided to assist our shareholders in their review of this Proxy Statement and in considering certain matters to be acted upon at the Meeting. However, they may not contain all of the information that is important to you. To understand fully the proposals being submitted for shareholder approval, as well as the procedures for voting and for the Meeting, you should carefully read this Proxy Statement in its entirety.

Q:	How much cash has the Company distributed to its shareholders since it emerged from bankruptcy on February 7, 2006?

A:	The Board of Directors has declared special cash distributions totaling $7.00 per common share. Specifically, the Board of Directors has declared special cash distributions to shareholders in the following amounts and on the following dates: $5.00 per common share on March 27, 2007; $1.00 per common share on May 9, 2008; and $1.00 per common share on January 8, 2009. In addition, the Company anticipates that if the Plan and Dissolution are approved by shareholders, then the Board of Directors will declare a special cash distribution to shareholders in the amount of $1.90 per common share to be paid as soon as practicable following shareholder approval of the Plan and Dissolution.

Q:	What matters will be presented for shareholder action at the Meeting?

A:	The proposals to be submitted for consideration by our shareholders at the Meeting are:

1. To approve the Plan and our Dissolution of the Company in accordance with the terms of the Plan; and

2. Any other matter that may properly come before the Meeting.

We know of no other business to be presented at the Meeting. If any other proposals properly come before the Meeting, the individuals named in the accompanying proxy card will, to the extent permitted by law, vote shares as to which they have been granted a proxy in accordance with their judgment.

Q:	Why is the Company proposing dissolution and liquidation?

A:	In May 2008, the Board of Directors approved the Original Plan after having determined that it is in the best interests of the Company and its shareholders to liquidate and ultimately dissolve after the expiration of the Kmart Agreement in December 2008. Under the terms of the Kmart Agreement, immediately following expiration of the Kmart Agreement, Kmart is required to purchase from the Company all of the remaining inventory in the Kmart footwear departments at values set forth in the Kmart Agreement. The Original Plan provided for the complete liquidation and ultimate dissolution of the Company after expiration of the Kmart Agreement in December 2008 and for the sale and liquidation of other remaining assets, including the Mahwah Real Estate, which contains our corporate headquarters building, improvements and 21 acres of underlying land.

The Plan, attached as Annex A, reflects technical and legal changes to the Original Plan consistent with Delaware corporate law and is intended to modify, supersede and replace the Original Plan in order to more efficiently facilitate the liquidation and dissolution of the Company in the best interests of shareholders. The Plan and Dissolution were approved by the Board of Directors on March 5, 2009. The Plan provides for the complete liquidation of the Company by providing for the sale of remaining assets and the wind-down of the Company’s business as described in the Plan and for distributions of available cash to shareholders as determined by the Board of Directors.

Q:	How much do I receive if the Plan and our Dissolution are approved, and what factors determine the timing of the payment of liquidation distributions?

A:	If the Plan and our Dissolution are approved, we expect that each holder of the Company’s common stock will receive between $2.76 and $3.44 per common share, including the special cash distribution to shareholders in the amount of $1.90 per common share that we anticipate will be declared by our Board of Directors if the Plan and Dissolution are approved by shareholders and paid as soon as practicable thereafter. To the extent that the value of our assets is less, or the amount of our liabilities or the amounts that we expend during liquidation are greater, than we anticipate, our shareholders could receive less than we currently estimate. Primary factors determining the timing of such liquidation distributions include the timing of the sale of the Mahwah Real Estate and the determination by the Board of Directors that all or any portion of the contingency reserve is no longer required.

Q:	What happens if the Plan and our Dissolution are not approved?

A:	If the Plan and our Dissolution are not approved, our Board of Directors will consider strategic alternatives for the Company, including, without limitation, acquisitions, mergers, asset sales, a self-tender offer for the Company’s shares, share repurchases, entry into commercial leases to enhance or facilitate the sale of our real estate, or other business opportunities. However, no assurance can be given that the Company will implement any such measure or that any such measure, if implemented, will be successful. Since the Kmart Agreement expired on December 31, 2008, we have had no operations and our principal assets consist of our cash and short-term investment balances, together with the Mahwah Real Estate, which is currently being marketed for sale.

Q:	If the Plan and our Dissolution are approved, what happens next?

A:	We will file a certificate of dissolution with the Secretary of State of Delaware; complete the sale or liquidation of our remaining assets held for sale, which principally consist of the Mahwah Real Estate, and which may include, without limitation, if advisable, entering into commercial leases to enhance or facilitate the sale of real estate; pay or adequately provide for the payment of our liabilities; distribute remaining proceeds to the shareholders; and otherwise effectuate the Plan.

Q:	Who is entitled to vote at the Meeting?

A:	Our Board of Directors has selected the close of business on April 3, 2009 as the Record Date for the Meeting. Shareholders of record as of the Record Date are entitled to notice of, and to vote at, the Meeting. A list of shareholders entitled to vote will be available at the Meeting. This shareholder list also will be available for examination by any shareholder, for any purpose germane to the Meeting, at our principal offices during normal business hours starting ten days before the Meeting.

Q:	How many shares must be present or represented in order to conduct business?

A:	We need a quorum in order to conduct business at the Meeting. We will have a quorum at the Meeting if a majority of the shares issued and outstanding on the record date and entitled to vote are present, either in person or by proxy at the Meeting. Abstentions and “broker non-votes” will be counted as present for the purposes of determining whether there is a quorum at the Meeting. As of the Record Date, there were shares of our common stock outstanding. Therefore, at least shares of our common stock must be present or represented in order to conduct business at the Meeting.

Q:	What if a quorum is not present or represented at the Meeting?

A:	If a quorum is not present, we expect to adjourn the Meeting in order to solicit additional proxies. In this event, the persons named in our proxy card will have the authority, and presently intend, to vote the shares as to which they have been granted proxies “FOR” adjournment.

Q:	How many votes are entitled to be cast in respect of each share of common stock?

A:	Holders of record of the Company’s common stock on April 3, 2009 will be entitled to one vote per share on each matter of business properly brought before the Meeting.

Q:	What vote is required to approve the Plan and our Dissolution?

A:	The affirmative vote of a majority of the total number of votes entitled to be cast by all shares outstanding on the Record Date is necessary to approve the Plan and our Dissolution.

Q:	What are the interests of our Executive Officers and Board of Directors in the Plan?

A:	The approval of the Plan and our Dissolution by our shareholders may have certain effects upon our executive officers and directors. Such effects are set forth below.

As of March 2, 2009, our executive officers and directors collectively beneficially own an aggregate of 1,458,639 shares of our common stock. In light of this ownership, if the Plan and our Dissolution is approved by our shareholders, then our executive officers and directors will be entitled to receive any liquidation distributions that are paid to our shareholders. In addition, up to 212,968 shares of restricted stock granted to various directors will immediately vest upon shareholder approval of the Plan and Dissolution, a portion of which may be subject to forfeiture. See footnote (4) to the “Security Ownership of Certain Beneficial Owners and Management” table in this Proxy Statement.

The Company is party to employment agreements with its executive officers. A summary of the employment agreement with Jonathan Couchman, the Company’s Chairman, President and Chief Executive Officer, is contained in the Form 8-K filed by the Company on December 9, 2008 and such employment agreement is attached to such Form 8-K. A summary of the employment agreements with the Company’s other executive officers is contained in Amendment No. 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and such employment agreements are incorporated by reference into the Form 10-K. Pursuant to their employment agreements, the executive officers, other than Jonathan Couchman, the Company’s Chairman, President and Chief Executive Officer, are entitled to participate in the Company’s semi-annual cash incentive program under which each executive is afforded the opportunity to earn not less than a set percentage of their base salary per year if certain targets are achieved. The percentage of base salary that each eligible executive may earn under the semi-annual cash incentive program at the targeted performance level is 50% of such person’s base salary.

Following Dissolution (assuming that it is approved by our shareholders), we will continue to indemnify our officers, directors, employees and agents in accordance with our Certificate of Incorporation and By-laws for actions taken in connection with the Plan and the winding up of our affairs. As part of our Dissolution process, we intend to purchase a “tail” policy, for which we will have prepaid the premium to continue to maintain our directors’ and officers’ liability insurance for claims made following the expiration of the then current policy for 6 years.

Q:	What is the effect if I do not return my proxy card and do not vote at the Meeting?

A:	If you neither return your Proxy Card nor vote at the Meeting, the effect will be a vote against the proposal to approve the Plan and our Dissolution. Abstentions also will have the effect of a vote against the Plan and our Dissolution. Finally, if authority to vote shares is withheld, including instances where brokers are not permitted to exercise discretionary authority for beneficial owners who have not returned a proxy card (so-called “broker non-votes”), such shares will have the same effect as votes against the proposal to approve the Plan and our Dissolution.

Q:	If I hold shares of the Company’s common stock in “street name” with my broker, will the broker vote these shares on my behalf?

A:	A broker or other nominee will vote Company shares on the proposal to approve the Plan and our Dissolution only if the beneficial owner of those shares provides the broker or nominee with instructions on how to vote. Shareholders should follow the directions provided by their brokers regarding how to instruct brokers to vote their shares.

Q:	Can I change my vote after I have signed and mailed my proxy card?

A:	Yes. If you return your proxy card and you later change your mind, you may revoke the proxy at any time before a vote is taken at the Meeting by:

• informing the Company in writing that you are revoking the proxy;

• completing, executing and delivering a proxy card bearing a later date; or

• voting in person at the Meeting.

Q:	Can I still sell my shares of common stock?

A:	You may sell your shares of common stock at this time. Our common stock currently trades on the OTC Bulletin Board and Pink Sheets LLC under the symbol “FTAR.PK”.

Q:	What do I need to do now?

A:	After carefully reading and considering the information in this Proxy Statement, including the copy of the Plan included as Annex A, you should complete and sign your proxy card and return it in the enclosed postage prepaid return envelope as soon as possible.

Q:	What happens to my shares of common stock after the Dissolution?

A:	Shares of common stock will remain outstanding following the filing of our certificate of dissolution. From and after the date specified by the Board for the effectiveness of the certificate of dissolution, and subject to applicable law, each holder of our common stock will have the right to receive liquidation distributions pursuant to and in accordance with the Plan until the final liquidation distribution is made. The final liquidation distribution under the Plan will be in complete cancellation of all of the outstanding shares of our common stock. Primary factors determining the timing of such liquidation distributions include the timing of the sale of the Mahwah Real Estate and the determination by the Board of Directors that all or any portion of the contingency reserve is no longer required.

Q:	Should I send in my stock certificates now?

A:	You should not forward your stock certificates before receiving instructions to do so from the Company or its designated agent. As a condition to receipt of any distribution to the Company’s shareholders, the Board, in its absolute discretion, may require the Company’s shareholders to (i) surrender their certificates evidencing their shares of common stock to the Company, or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board. If surrender of stock certificates should be required following the Dissolution, the Company will send you written instructions regarding such surrender. Any distributions otherwise payable by the Company to shareholders who have not surrendered their stock certificates, if requested to do so, may be held in trust for such shareholders, without interest, pending the surrender of such certificates (subject to escheat pursuant to the laws relating to unclaimed property).

Q:	How can I get additional information and documents?

A:	If you need additional copies of this Proxy Statement or any public filings referred to in this Proxy Statement, you should contact Maureen Richards, the Company’s Sr. Vice President, General Counsel and Corporate Secretary, at:

Footstar, Inc.
933 MacArthur Boulevard
Mahwah, New Jersey
(201) 934-2000

You also may view, download and print our public filings from the Securities and Exchange Commission’s (the “SEC”) web site at www.sec.gov.

VOTING AND VOTES REQUIRED

General

Shares of our common stock may be voted at the Meeting only if the holder of such shares is present in person or represented by proxy.

Record Date; Voting Securities; Quorum

In accordance with our By-laws, our Board of Directors has fixed the close of business on April 3, 2009 as the Record Date for determining the shareholders entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, the outstanding voting securities of the Company consisted of           shares of our common stock.

We need a quorum in order to conduct business at the Meeting. We will have a quorum at the Meeting if a majority of the shares issued and outstanding on the record date and entitled to vote are present, either in person or by proxy at the Meeting. Abstentions and “broker non-votes” will be counted as present for the purposes of determining whether there is a quorum at the Meeting.

Votes Entitled to be Cast

Holders of record of the Company’s common stock on the Record Date will be entitled to one vote per share on each matter of business properly brought before the Meeting.

Votes Required; Effect of Failures to Vote, Abstentions, Withheld Votes and Broker Non-Votes

The affirmative vote of a majority of the votes entitled to be cast on the matter by all shares outstanding as of the Record Date is necessary to approve the Plan and our Dissolution.

If you neither return your proxy card nor vote at the Meeting, the effect will be a vote against the proposal to approve the Plan and our Dissolution. Abstentions also will have the effect of a vote against the Plan and our Dissolution. Finally, if authority to vote shares is withheld, including instances where brokers are not permitted to exercise discretionary authority for beneficial owners who have not returned a proxy card (so-called “broker non-votes”), such shares will have the same effect as votes against the proposal to approve the Plan and our Dissolution.

A broker holding shares for a beneficial owner may not vote upon the matter of the Plan and our Dissolution without such beneficial owner’s specific instructions. Accordingly, all beneficial owners of the Company’s stock are urged to return their proxy cards, marked to indicate their votes, or to contact their brokers to determine what actions they must take to vote.

Voting by Proxy

Proxies in proper form received by the time of the Meeting will be voted in the manner specified therein. Shareholders may specify their choices by marking the appropriate boxes on the enclosed proxy card. If a proxy card is dated, signed and returned without specifying choices, the shares represented by that proxy card will be voted as recommended by the Board of Directors “FOR” approval of the Plan and our Dissolution. We are aware of no other business to be brought before the Meeting. However, the proxy card does provide for the grant of discretionary authority to the persons named to vote on such other business as may properly come before the Meeting.

A shareholder giving a proxy may revoke it at any time before it is voted by (1) informing the Company in writing that he, she or it is revoking the proxy; (2) completing, executing and delivering a proxy card bearing a later date; or (3) voting in person at the Meeting. Attendance at the Meeting will not itself be deemed to revoke a proxy previously granted unless the shareholder gives affirmative notice at the Meeting that he, she or it intends to revoke the earlier proxy and vote in person.

IF YOU CANNOT BE PRESENT AT THE MEETING, THE BOARD OF DIRECTORS REQUESTS THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN ORDER TO ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. For your convenience, a pre-addressed and postage-paid return envelope is enclosed for that purpose.

No Dissenter’s Rights

Under Delaware law, shareholders are not entitled to dissenters’ rights of appraisal in connection with the Plan or our Dissolution.

Stock Ownership

Information concerning the holdings of certain shareholders of the Company is set forth under “Security Ownership of Certain Beneficial Owners and Management.”

APPROVAL OF THE PLAN AND OUR DISSOLUTION

General

Our Board of Directors is proposing the Plan and our Dissolution of the Company in accordance with the Plan, which is being submitted for approval by our shareholders at the Meeting. A copy of the Plan is attached as Annex A to this Proxy Statement. The Board of Directors adopted the Plan and our Dissolution on March 5, 2009 and directed that the Plan and our Dissolution be submitted for shareholder action at the Meeting. The Plan will take effect on the date that it is approved by our shareholders.

If the Plan and our Dissolution are approved by the shareholders, we anticipate that our activities will be limited to actions we deem necessary or appropriate to accomplish, inter alia, the following:

•	filing a certificate of dissolution with the Secretary of State of Delaware and, thereafter, remaining in existence as a non-operating entity for at least three years as required under Delaware law;

•	complete the sale or liquidation of the Company’s remaining assets that are held for sale, principally consisting of the Mahwah Real Estate, which may include, without limitation, entering into commercial leases to enhance or facilitate the sale of such real estate if advisable;

•	collecting, or providing for the collection of, accounts receivable, debts and other claims owing to the Company;

•	paying, or providing for the payment of, our debts and liabilities, including both known liabilities and those that are contingent, conditional, unmatured or unknown, in accordance with Delaware law;

•	winding up our remaining business activities and withdrawing from any jurisdiction in which we remain qualified to do business;

•	complying with the SEC’s filing requirements for so long as we are required to do so;

•	making ongoing tax and other regulatory filings; and

•	preparing to make, and making, distributions to our shareholders of any liquidation proceeds that may be available for such distributions.

Under Delaware law, following approval of the Plan and subject to the terms of the Plan, our Board of Directors may take such actions as it deems necessary or appropriate in furtherance of the Dissolution and the winding up of the Company’s affairs. Approval of the Plan by a majority of the votes entitled to be cast on the matter by all shares of common stock outstanding as of the Record Date will constitute approval of the above-listed activities, as well as all such other actions, by the Company.

During the liquidation process, we will pay our officers, directors, employees and agents compensation for services rendered in connection with the implementation of the Plan. Your approval of the Plan will constitute your approval of the payment of any such compensation. We anticipate that, if the Plan and our Dissolution are approved, the size of our Board of Directors would be reduced from seven to three members.

Our Board of Directors may, at any time, appoint officers, hire employees and retain independent contractors to complete the liquidation of our remaining assets and distribute any net amount remaining from the sale of assets to our shareholders pursuant to the Plan.

As of January 3, 2009, we had approximately $56.5 million in cash and short-term investment balances and a book value of $6.2 million in property and equipment, net, including the Mahwah Real Estate. Our balance sheet as of January 3, 2009 reflected total liabilities of approximately $24.4 million. In addition to satisfying the liabilities reflected on our balance sheet, we anticipate using cash in the next several months for a number of items, including, but not limited to, the following:

•	ongoing operating, overhead and administrative expenses;

•	extension of our directors’ and officers’ liability insurance;

•	expenses incurred in connection with the Dissolution and our liquidation; and

•	professional, legal, accounting, consulting and brokers’ fees.

We are currently evaluating the market value of our limited remaining non-cash assets, which principally consist of the Mahwah Real Estate. Although we are not able to predict with certainty whether sales proceeds from our remaining assets will differ materially from amounts recorded for those assets on our balance sheet at January 3, 2009, we currently estimate that the amount ultimately distributed to our shareholders will be between $2.76 and $3.44 per common share, including the special cash distribution to shareholders in the amount of $1.90 per common share that we anticipate will be declared by our Board of Directors if the Plan and Dissolution are approved by shareholders, computed as follows:

1.	Estimated Expenses

Per Share
	Aggregate Amounts	Amounts(1)

Compensation and Benefits costs	$4,771,000 — 5,271,000
Professional fees, Board of Director fees and Insurance costs(2)	$2,565,000 — 2,778,000
General Administrative and Other costs	$2,642,000 — 2,892,000
Headquarters Building costs(3)	$937,000 — 937,000
Total Estimated Expenses	$10,915,000 — 11,878,000
Reserve(4)	$250,000 — 14,000,000
Total Estimated Expenses and Reserve	$11,165,000 — 25,878,000	$0.52 — 1.20

2.	Estimated Liabilities

	Aggregate	Per Share
	Amounts	Amounts(1)

Total Estimated Liabilities	$24,400,000	$1.13

3.	Estimated Assets

		Per Share
	Aggregate Amounts	Amounts(1)

Total Estimated Assets(3)(5)	$131,400,000	$6.09

4.	Estimated Distributions

		Per Share
	Aggregate Amounts	Amounts(1)

Estimated Total Assets	$131,400,000	$6.09
Total Estimated Expenses, Liabilities and Reserve	$25,878,000 — 11,165,000	$1.20 — 0.52

Total Estimated Liabilities	$24,400,000	$1.13

Distributions in 2009	$21,500,000	$1.00

Estimated Net Distributions	$59,622,000 — 74,335,000	$2.76 — 3.44

(1)	Based on an aggregate of 21,577,835 shares outstanding.

(2)	We anticipate that if the Plan and Dissolution are approved, the size of our Board of Directors would be reduced from seven to three members.

(3)	Since March 2007, we have been marketing the Mahwah Real Estate, which contains our corporate headquarters building, improvements and 21 acres of underlying land in New Jersey, at an asking price of $19.5 million. Adverse U.S. economic conditions and the current turmoil in the real estate market caused us to reassess the fair value of this asset. As a result of this reassessment, and our decision to market the property to financial buyers as well as the user owner community, we have reduced the carrying book value of this asset to $6.2 million as of January 3, 2009. The table above reflects the annual carrying costs of $937,000 and therefore the actual costs will vary depending on how long the property is held. We believe the fair market value of this property to a user owner in the current market is approximately $12 million. No assurance can be given as to when any sale of the Mahwah Real Estate will occur, if at all, or the terms and proceeds resulting from any such sale.

(4)	We plan to establish a contingency reserve, which we anticipate will change as circumstances change over time, in connection with known and unknown contingencies resulting from our operations over the last 40 years. These contingencies include, among other things, those that might arise in connection with outstanding workers compensation claims (currently secured by a cash collateralized letter of credit in the amount of $3.0 million) and the proper classification and payment of duty on imported goods (currently secured by a letter of credit in the amount of $2.2 million). We have accrued for our current estimate of liability for active worker compensation claims in our financial statements, and believe that the amount of the outstanding letters of credit is substantially in excess of our potential liability for such claims, but given the nature of worker compensation claims, there can be no assurances that our liability will not increase. We currently believe that the full amount of the letter of credit relating to our obligation to properly classify imported goods will be released in September, 2009 when all custom entries for such goods are no longer open. Such contingency reserve will also cover potential claims that are not probable, but may arise in the future, for lease obligations (currently remaining lease obligations for which we believe third parties are wholly liable total approximately $3.9 million), product liability, personal injury, facilities costs, and other claims that may arise in the ordinary course of business. To the extent any such claims are brought, we intend to vigorously defend ourselves.

(5)	Based upon our total assets reflected on the balance sheet at January 3, 2009.

The range of $2.76 to $3.44 per common share is the Company’s best current estimate of the amount of cash that will be available for distribution to shareholders following liquidation of assets, satisfaction of liabilities, final closeout and dissolution expenses and an adequate reserve for contingencies. The Company anticipates that if the Plan and Dissolution are approved by shareholders, then its Board of Directors will declare a special cash distribution to shareholders in the amount of $1.90 per common share to be paid to shareholders as soon as practicable following shareholder approval of the Plan and Dissolution. We presently estimate that we will begin making distributions of liquidation proceeds, after satisfaction of our liabilities and appropriate reserves, to our shareholders within three to six months (or sooner) from the date on which we file our certificate of dissolution with the Delaware Secretary of State. We also plan to distribute remaining liquidation proceeds as promptly as practicable following the sale or liquidation of our remaining assets, subject to payment or provision for the payment of operating and administrative expenses during the liquidation, known obligations and, if the Board of Directors deems necessary or appropriate, establishing a contingency reserve. However, we are not able to predict the precise nature, amount or timing of distributions, due primarily to our inability to predict the amount of our remaining liabilities or the amount that we will expend during the course of the liquidation and the net value, if any, of our remaining non-cash assets. To the extent that the amount of our liabilities or the amounts that we expend during the liquidation are greater, or the value of our assets is less, than we anticipate, our shareholders may receive substantially less than we presently anticipate.

Our Board of Directors has unanimously adopted the Plan and approved the Dissolution of the Company in accordance with its terms and unanimously recommends that our shareholders vote “FOR” approval of the Plan and our Dissolution pursuant to the Plan.

RISK FACTORS TO BE CONSIDERED IN CONNECTION WITH
THE PLAN AND OUR DISSOLUTION

There are many factors that our shareholders should consider when deciding whether to vote to approve the Plan and our Dissolution. Such factors include the risk factors set out in our publicly filed reports, including our Annual Report on Form 10-K for the fiscal year ended January 3, 2009, which report is incorporated herein by reference, as well as the factors set forth below.

We may not meet the anticipated timing for the Dissolution and liquidation.

Promptly following the Meeting, if our shareholders approve the Plan and our Dissolution, we intend to file a certificate of dissolution with the Secretary of State of Delaware and work toward the sale of our remaining assets and the winding up of our remaining business. The Company anticipates that if the Plan and Dissolution are approved by shareholders, then its Board of Directors will declare a special cash distribution to shareholders in the amount of $1.90 per common share to be paid to shareholders as soon as practicable following shareholder approval of the Plan and Dissolution. After paying all of our liabilities and obligations, we intend to establish a contingency reserve to cover any unknown liabilities. We intend to begin making distributions of liquidation proceeds to our shareholders within three to six months (or sooner) from the time we file our certificate of dissolution. Thereafter, we intend to distribute remaining liquidation proceeds as promptly as practicable following the sale of our remaining assets, subject to payment or provision for the payment of operating and administrative expenses during the liquidation, known obligations and establishing a contingency reserve. There are a number of factors that could delay our anticipated timetable, including the following:

•	delays in the disposition of our remaining assets held for sale, which principally consist of the Mahwah Real Estate;

•	unanticipated lawsuits or other claims asserted against us;

•	unanticipated legal, regulatory, tax, governmental or administrative requirements; and

•	delays in settling our remaining obligations.

We cannot determine with certainty the amount of distributions that will be made to our shareholders.

We cannot determine with precision at this time the amount of distributions to our shareholders pursuant to the Plan. This determination depends on a variety of factors, including, but not limited to, the amount required to settle known and unknown debts and liabilities, the resolution of any contingent liabilities, the amount of any necessary or appropriate contingency reserve, the net proceeds, if any, from the sale of our remaining assets, and other factors.

Adverse U.S. economic conditions and the current turmoil in the U.S. capital and credit markets could limit demand for our owned property in Mahwah, New Jersey, which contains our corporate headquarters building, improvements and 21 acres of underlying land, and, thus, we may not be able to timely sell our property in Mahwah or on acceptable terms.

The economy in the United States is currently experiencing unprecedented disruptions, including increased levels of unemployment, the failure and near failure of a number of large financial institutions, reduced liquidity and increased credit risk premiums for a number of market participants. Economic conditions may be affected by numerous factors, including inflation and employment levels, energy prices, recessionary concerns, changes in currency exchange rates, the availability of debt and interest rate fluctuations. At this time, it is unclear whether, and to what extent, the actions taken by the U.S. government, including the passage of the Emergency Stabilization Act of 2008, the Troubled Assets Relief Program, the American Recovery and Reinvestment Act of 2009 and other measures currently being implemented or contemplated will mitigate the effects of the crisis. The current turmoil in the capital and credit markets could limit demand for our owned Mahwah Real Estate, which consists of our corporate headquarters building, improvements and 21 acres of underlying land and which we have been marketing since March 2007. At this time we cannot predict the extent or duration of any negative impact that the current disruptions in the U.S. economy will have on our ability to timely sell the Mahwah Real Estate or on acceptable terms.

We may not be able to settle all of our obligations to creditors.

We have current obligations to creditors. Our estimate of ultimate distributions to our shareholders takes into account all of our known obligations and our best estimate of the amount reasonably required to satisfy such obligations. As part of our Dissolution process, we will attempt to settle those obligations with our creditors. We cannot assure you that we will be able to settle all of these obligations or that they can be settled for the amounts we have estimated for purposes of calculating the likely distribution to shareholders. If we are unable to reach agreement with a creditor relating to an obligation, that creditor may bring a lawsuit against us. Amounts required to settle obligations or defend lawsuits in excess of the estimated amounts will result in distributions to shareholders that are smaller than those that we presently estimate or may eliminate distributions entirely.

We will continue to incur claims, liabilities and expenses, which will reduce the amount available for distribution to shareholders.

We will continue to incur claims, liabilities and expenses (such as salaries and benefits, directors’ and officers’ insurance, payroll and local taxes, facilities costs, legal, accounting and consulting fees and miscellaneous office expenses) as we wind up. These expenses will reduce the amount ultimately available for distribution to our shareholders.

We will continue to incur the expenses of complying with public company reporting requirements.

We currently comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incur expenses in doing so. In order to curtail these expenses, after filing our certificate of dissolution with the Delaware Secretary of State, we intend to seek relief from certain of our public company reporting requirements from the SEC. We anticipate that, if we pursue SEC relief and such relief is granted by the SEC, we will continue to file current reports on Form 8-K to disclose material events relating to our liquidation, along with any other reports that the SEC may require. However, we cannot offer any assurances as to when, if ever, the SEC may grant such relief or as to the actual savings that we may realize should such relief be granted.

Each shareholder may be liable to our creditors for an amount up to the amount distributed to such shareholder by us if our reserves for payments to creditors are inadequate.

If our shareholders approve the Plan and our Dissolution, promptly following the Meeting, we expect to file a certificate of dissolution with the Secretary of State of Delaware promptly following the Meeting. Although the legal effect of the filing and effectiveness of the certificate of dissolution will be to dissolve the Company, as required by Delaware law we will continue to exist as a non-operating entity for at least three years after the Dissolution becomes effective (which we expect will be the date on which we file the certificate of dissolution with the Delaware Secretary of State) or for such longer period as the Delaware Court of Chancery directs, for the purpose of prosecuting and defending lawsuits, settling and closing our business, disposing of our property, discharging our liabilities and distributing to our shareholders any remaining assets. Under applicable Delaware law, in the event we do not resolve all claims against the Company, each of our shareholders could be held liable for payment to our creditors up to the amount distributed to such shareholder in the liquidation. In such event, a shareholder could be required to return up to all amounts received as distributions pursuant to the Plan and ultimately could receive nothing under the Plan. Moreover, even though a shareholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount will not result in a recalculation of the gain or loss on the liquidation. Instead, a shareholder’s repayment will generally be deductible as a capital loss in the year in which the contingent liability is paid, and such capital loss cannot be carried back to offset any liquidation gain recognized earlier. See “Certain Federal Income Tax Consequences.” We cannot assure you that any contingency reserve that we plan to establish will be adequate to cover all expenses and liabilities.

Recordation of transfers of our common stock on our stock transfer books will be restricted as of the Final Record Date, and thereafter it generally will not be possible for shareholders to change record ownership of our stock.

The Company intends to discontinue recording transfers of our common stock at the close of business on the date specified by the Board for the effectiveness of the certificate of dissolution (the “Final Record Date”). Thereafter, certificates representing our common stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. However, until trading is halted through termination of registration of our shares of common stock, after the Final Record Date, we believe that any trades of shares of our common stock will be tracked and marked with a due bill by the Depository Trust Company.

On or after the Final Record Date, we intend to make liquidation distributions pursuant to the Plan and seek relief from the SEC of certain of our public company reporting requirements. If we pursue SEC relief and such relief is granted by the SEC, we will continue to file current reports on Form 8-K to disclose material events relating to our liquidation, along with any other reports that the SEC may require. The final liquidation distribution under the Plan will be in complete cancellation of all of the outstanding shares of our common stock. From and after the Final Record Date, and subject to applicable law, each holder of our common stock will have the right to receive liquidation distributions pursuant to, and in accordance with, the Plan until the final liquidation distribution is made. The proportionate interests of all of the shareholders of the Company will be fixed in the books of the Company on the basis of their respective stock holdings at the close of business on the Final Record Date. Further, after the Final Record Date, any distributions made by the Company will be made solely to the shareholders of record at the close of business on the Final Record Date, except as may be necessary to reflect subsequent transfers recorded on the books of the Company as a result of any assignments by will, intestate succession or operation of law.

Shareholders may not be able to recognize a loss for federal income tax purposes until they receive a final distribution from us, which may be three years or more after our Dissolution.

As a result of our liquidation, for federal income tax purposes shareholders will recognize gain or loss equal to the difference between (1) the sum of the amount of cash and the aggregate fair market value of any property distributed to them (reduced by any liability assumed or subject to which it is taken), and (2) their tax basis in their shares of our common stock. A shareholder’s tax basis in our shares will depend upon various factors, including the shareholder’s cost and the amount and nature of any distributions received with respect thereto. A shareholder generally may recognize a loss only when he, she or it has received a final distribution from us, which may be as much as three years (or up to ten years if the Company elects to comply with Section 281(b) of the Delaware General Corporation Law) after our Dissolution. However, if we are unable to sell the Mahwah Real Estate prior to the third anniversary of the filing of the certificate of dissolution, we may transfer such property into a liquidating trust, in which event we may make a final distribution after the third anniversary of the filing of the certificate of dissolution.

Our Board of Directors may amend, modify, abandon or delay implementation of the Plan and our Dissolution, even if approved by our shareholders.

Even if the Plan and our Dissolution are approved by our shareholders, our Board of Directors has the right, in its discretion, to amend, modify, abandon or delay implementation of the Plan and our Dissolution to the extent permitted by the Delaware General Corporation Law, if it determines that doing so is in the best interests of the Company and our shareholders.

INFORMATION ABOUT THE COMPANY AND
REASONS FOR THE PLAN AND OUR DISSOLUTION

Overview of Our Business

The Company is a holding company, incorporated under the laws of the State of Delaware, that operated its businesses through its subsidiaries principally as a retailer selling family footwear through licensed footwear departments in discount chains and wholesale arrangements since 1961. The Company operated licensed footwear departments in various Kmart stores and this business arrangement comprised substantially all of its sales and profits.

Commencing March 2, 2004, the Company and most of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code (“Bankruptcy Code” or “Chapter 11”) in the United States Bankruptcy Court.

On February 7, 2006, the Company successfully emerged from bankruptcy and paid substantially all creditors in full with interest. As part of the Company’s emergence from bankruptcy, substantially all of the Company’s business operations were related to the Kmart Agreement, which expired by its terms at the end of 2008.

Following its emergence from bankruptcy, the Board of Directors, with the assistance of investment bankers, evaluated a number of possible alternatives to enhance shareholder value, including acquisition opportunities, changes in the terms of the Company’s principal contracts, including the early termination of or extension of the Kmart Agreement, the payment of one or more dividends, and the sale of our assets or stock. The Board of Directors determined the best course of action was to operate under the Kmart Agreement through its scheduled expiration at the end of December 2008.

In May 2008, the Board of Directors determined that it was in the best interests of the Company and its shareholders to liquidate and ultimately dissolve after the expiration of the Kmart Agreement in December 2008 (and other miscellaneous contracts through the end of such term) and to sell and/or dispose of any of the Company’s other remaining assets, including the Mahwah Real Estate. Under the terms of the Kmart Agreement, Kmart was required to purchase from the Company all of the remaining inventory in the Kmart footwear departments at values set forth in the Kmart Agreement. The process of selling the inventory to Kmart commenced immediately after expiration of the Kmart Agreement on December 31, 2008. During 2009, the Company received approximately $55.3 million related to the liquidation sale of the inventory from Kmart in full satisfaction of all of Kmart’s obligations.

Also in May 2008, the Board of Directors approved the Original Plan, which provided for the complete liquidation and ultimate dissolution of the Company after expiration of the Kmart Agreement in December 2008. The Plan, which is being submitted to shareholders at the Meeting, reflects technical and legal changes to the Original Plan consistent with Delaware corporate law and is intended to modify, supersede and replace the Original Plan in order to more efficiently facilitate the liquidation and dissolution of the Company in the best interests of shareholders. The Plan and Dissolution were approved by the Board of Directors on March 5, 2009.

The Plan, attached as Annex A, provides for the complete liquidation of the Company by providing for the sale of its remaining assets and the wind-down of the Company’s business as described in the Plan and for distributions of available cash to shareholders as determined by the Board of Directors.

Special Cash Distributions

Since the Company emerged from bankruptcy on February 7, 2006, the Board of Directors has declared special cash distributions totaling $7.00 per common share. In addition, the Company anticipates that if the Plan and Dissolution are approved by shareholders, then the Board of Directors will declare a special cash distribution to shareholders in the amount of $1.90 per common share to be paid as soon as practicable following shareholder approval of the Plan and Dissolution.

On January 8, 2009, the Company announced that its Board of Directors declared a special cash distribution to shareholders in the amount of $1.00 per common share. The Company recorded this distribution effective the date the declaration was made by the Board of Directors. This special cash distribution totaling $21.5 million was paid on January 27, 2009.

On May 9, 2008, the Company announced that its Board of Directors declared a special cash distribution to shareholders in the amount of $1.00 per common share. The Company recorded this distribution effective the date the declaration was made by the Board of Directors. The special cash distribution totaling $21.3 million was paid on June 3, 2008.

On March 27, 2007, the Company announced that its Board of Directors declared a special cash distribution to shareholders in the amount of $5.00 per common share. The Company recorded this distribution effective the date the declaration was made by the Board of Directors. As such, the Company recorded a special cash distribution which reduced retained earnings by the amount available on the date of declaration ($88.8 million) and reduced additional paid-in capital for the amount in excess of retained earnings ($16.0 million). The special cash distribution totaling $104.8 million was paid on April 30, 2007.

The Company did not make any cash distribution to its shareholders in 2006.

Because our principal assets consist of cash balances and investments thereof, we could be subject to regulation as an “investment company” under Sections 3(a)(1)(A) or (C) of the Investment Company Act of 1940, as amended (the “Act”), unless we conduct ourselves in a manner which avoids such status or otherwise does not require us to register under the Act. Rule 3a-2 of the Act provides for a “transient investment company” period, which allows a company with a bona fide intention to engage primarily, as soon as reasonably possible (but in no event past the first anniversary), in a business other than that of investing, reinvesting, owning, holding or trading securities to avoid registration under the Act for up to one year. Our Board of Directors intends to adopt a resolution, as required under Rule 3a-2, indicating that we have the present intention to be engaged in and consider the feasibility, costs, risks, profit potential and such other matters prudent and appropriate for the selection of, and to allow us to become engaged in a business or businesses other than investing, reinvesting, owning, holding or trading in securities, directly or through majority owned subsidiaries.

Reasons for the Plan and our Dissolution

After consideration of various strategic options available to the Company at meetings of the Board of Directors held prior to May 9, 2008, the Board of Directors in May 2008 concluded that the liquidation and dissolution of the Company and the distribution of the Company’s assets in connection therewith was in the best interests of the Company’s shareholders when compared to other alternatives. Our Board of Directors believed that it would be in the best interests of our shareholders to allow them to determine how to invest the resulting cash distributions rather than the Company’s pursuit of an acquisition strategy involving an investment in other assets or businesses. The Board of Directors initially approved the Original Plan in May 2008, which has been modified and superseded by the Plan approved on March 5, 2009 attached as Annex A and our Dissolution.

Prior to adopting the Original Plan, as amended by the Plan, our Board of Directors identified and considered potentially negative factors associated with the Plan, including those set forth in this Proxy Statement under the caption “Risk Factors to Be Considered in Connection with the Plan and Our Dissolution.” After consideration of these and other factors, our Board of Directors approved the Plan and our Dissolution and directed that the Plan and our Dissolution be submitted to the Company’s shareholders for approval. Our Board of Directors did not receive a solvency opinion or any report, opinion or appraisal from an outside party that is materially related to our Dissolution, including any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered to our shareholders or the fairness of the Dissolution to the Company or to our shareholders who are not affiliates.

We cannot offer any assurance that the liquidation value per share of our common stock will equal or exceed the price or prices at which such shares recently have traded or could trade in the future. However, our Board of Directors believes that it is in the best interests of the Company and its shareholders to distribute to the shareholders our net assets pursuant to the Plan. If the Plan and our Dissolution are not approved, our Board of Directors will consider strategic alternatives for the Company, including, without limitation, acquisitions, mergers, asset sales, a self-tender offer for the Company’s shares, share repurchases, entry into commercial leases to enhance or facilitate the sale of our real estate, or other business opportunities. However, no assurance can be given that the Company will implement any such measure or that any such measure, if implemented, will be successful. Since the Kmart Agreement expired on December 31, 2008, we have had no operations and our principal assets consist of our cash and short-term investment balances, together with the Mahwah Real Estate which is currently being marketed for sale.

Facilities

We own approximately 129,000 square feet of office space in Mahwah, New Jersey, including 21 acres of underlying land, which we plan to sell as part of the Plan and Dissolution.

In connection with the Company’s discontinued operations in 1995, the Company entered into two subleases with respect to locations formerly occupied by its Thom McAn stores. One of these subleases expired on December 31, 2008, but the subtenant failed to vacate the premises and the overlandlord has commenced holdover proceedings to evict such tenant. The other lease expires on February 1, 2014. The Company believes that there has been a novation of its obligations under such lease and, in the future, it may bring litigation to have a court finally determine such issue.

Employees

In connection with the wind-down of our business, we terminated substantially all of our employees. The Company currently has approximately 40 employees to assist in the wind-down and anticipates it will continue to reduce the number of its employees to 10 or fewer by the end of June 2009 as it winds-down.

As of March 2, 2009, our executive officers and directors collectively beneficially own an aggregate of 1,458,639 shares of our common stock. In light of this ownership, if the Plan and our Dissolution is approved by our shareholders, then our executive officers and directors will be entitled to receive any liquidation distributions that are paid to our shareholders. In addition, up to 212,968 shares of restricted stock granted to various directors and officers will immediately vest upon shareholder approval of the Plan and Dissolution, a portion of which may be subject to forfeiture. See footnote (4) to the “Security Ownership of Certain Beneficial Owners and Management” table in this Proxy Statement.

The Company is party to employment agreements with its executive officers. A summary of the employment agreement with Jonathan Couchman, the Company’s Chairman, President and Chief Executive Officer, is contained in the Form 8-K filed by the Company on December 9, 2008 and such employment agreement is attached to such Form 8-K. A summary of the employment agreements with the Company’s other executive officers is contained in Amendment No. 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and such employment agreements are incorporated by reference into the Form 10-K. Pursuant to their employment agreements, the executive officers, other than Jonathan Couchman, the Company’s Chairman, President and Chief Executive Officer, are entitled to participate in the Company’s semi-annual cash incentive program under which each executive is afforded the opportunity to earn not less than a set percentage of their base salary per year if certain targets are achieved. The percentage of base salary that each eligible executive may earn under the semi-annual cash incentive program at the targeted performance level is 50% of such person’s base salary.

Following Dissolution (assuming that it is approved by our shareholders), we will continue to indemnify our officers, directors, employees and agents in accordance with our Certificate of Incorporation and By-laws for actions taken in connection with the Plan and the winding up of our affairs. As part of our Dissolution process, we intend to purchase a “tail” policy, for which we will have prepaid the premium to continue to maintain our directors’ and officers’ liability insurance for claims made following the expiration of the then current policy for 6 years.

Periodic Reporting and Financial Statements

The Company has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. Financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009 is incorporated by reference and made a part hereof.

A copy of the Company’s Annual Report on Form 10-K, as filed with the SEC (but excluding exhibits), may be obtained without charge, upon written request to:

Footstar, Inc.
933 MacArthur Boulevard
Mahwah, New Jersey 07430
Attn: Maureen Richards

Legal Proceedings

We are involved in various claims and legal actions arising in the ordinary course of business. We do not believe that any of them will have a material adverse effect on our financial position. However, amounts spent defending such claims or paid in settlement or following a judicial determination of liability will reduce the amount of any liquidation distributions that may be paid to our shareholders pursuant to the Plan.

SELECTED FINANCIAL DATA

The following table sets forth our selected historical financial and operating data as of and for each of the five years in the period ended January 3, 2009. The financial data was derived from our historical financial statements and is not necessarily indicative of our future performance. The financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009, which is incorporated herein by reference.

FIVE-YEAR HISTORICAL FINANCIAL SUMMARY

	2008	2007	2006	2005	2004
	(Dollars in millions except per share data)

Revenue:
Net sales	$580.0	$637.0	$666.7	$715.4	$800.2
Liquidation of inventory	54.2	—	—	—	—

Total revenue	634.2	637.0	666.7	715.4	800.2
Cost:
Cost of sales	396.7	427.4	452.1	490.4	535.8
Cost of liquidation of inventory	59.1	—	—	—	—

Total cost	455.8	427.4	452.1	490.4	535.8
Total gross profit	178.4	209.6	214.6	225.0	264.4
Store operating, selling, general and administrative expenses	146.8	148.6	160.6	183.1	236.1
Depreciation and amortization	4.5	8.1	8.8	7.7	21.7
Loss on impairment of long-lived assets	10.8	—	—	—	—
Gain on cancellation of retiree benefit plan	(22.3)	—	—	—	—
Gain on sale of intangible assets	(10.5)	—	—	—	—
(Gain) loss on Kmart Agreement(1)	(5.0)	—	—	—	6.3
Other income	—	(0.6)	—	—	(9.2)
Interest expense	1.1	1.2	1.6	4.6	11.0
Interest income	(0.7)	(2.6)	(3.8)	—	—

Income (loss) before reorganization items, income taxes, minority interests and discontinued operations	53.7	54.9	47.4	29.6	(1.5)
Reorganization items(2)	—	—	—	(14.6)	(37.1)

	2008	2007	2006	2005	2004
	(Dollars in millions except per share data)

Income (loss) before income taxes, minority interests and discontinued operations	53.7	54.9	47.4	15.0	(38.6)
(Provision) benefit for income taxes(3)	(1.3)	(2.1)	(1.4)	(4.2)	2.9

Income (loss) before minority interests and discontinued operations	52.4	52.8	46.0	10.8	(35.7)
Minority interests in loss	—	—	—	—	11.0

Income (loss) from continuing operations	52.4	52.8	46.0	10.8	(24.7)
Income (loss) from discontinued operations, net of tax(4)	1.3	(0.8)	(0.8)	4.7	(66.7)
Gain from disposal of discontinued operations, net of tax	—	—	0.1	8.9	21.4

Net income (loss)	$53.7	$52.0	$45.3	$24.4	$(70.0)

Basic income (loss) per share from continuing operations	$2.51	$2.56	$2.23	$0.53	$(1.20)

Diluted income (loss) per share from continuing operations	$2.48	$2.52	$2.21	$0.53	$(1.20)

Special distribution declared per common share	$1.00	$5.00	—	—	—

FIVE-YEAR HISTORICAL FINANCIAL SUMMARY

	2008	2007	2006	2005	2004
	(Dollars in millions)

Balance Sheet Data
Current assets:
Cash and cash equivalents	$56.6	$53.8	$101.3	$196.1	$189.6
Inventories	—	86.7	92.0	89.2	98.9
Receivables and other	65.1	15.8	18.5	30.3	50.5
Assets held for sale	6.2	—	—	—	—
Assets related to discontinued operations	—	—	—	0.1	6.2

Total current assets	127.9	156.3	211.8	315.7	345.2
Property and equipment, net	—	20.7	25.2	28.9	35.4
Other assets	1.0	4.6	8.3	12.1	13.5

Total assets	$128.9	$181.6	$245.3	$356.7	$394.1

Current liabilities:
Amount due under Kmart Settlement(1)	$—	$5.1	$—	$—	$45.0
Other current liabilities	20.7	69.9	78.5	107.8	98.0
Liability held for sale	2.0	—	—	—	—
Liabilities related to discontinued operations	0.5	0.9	2.3	7.4	3.5
Liabilities subject to compromise	—	0.5	1.2	125.5	152.3

Total current liabilities	23.2	76.4	82.0	240.7	298.8
Other long term liabilities	1.2	26.1	26.6	35.0	38.5
Amount due under Kmart Settlement(1)	—	—	5.2	5.5	5.5

Total liabilities	24.4	102.5	113.8	281.2	342.8

Shareholders’ equity	104.5	79.1	131.5	75.5	51.3

Total liabilities and shareholders equity	$128.9	$181.6	$245.3	$356.7	$394.1

(1)	Represents additional charge incurred on Kmart Settlement and the elimination of the minority interests as part of the cure payment and amount due relating to future store closings for fiscal 2004 and 2007. Upon the expiration of the Kmart Agreement all claims not yet due or payable relating to future store closings were waived for any remaining stores. As such, the Company recorded a gain on the elimination of the amount due under Kmart Settlement of $5.0 million during fiscal 2008.

(2)	Represents income and expenses associated with our bankruptcy. See Note 17 “Reorganization Items” of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009, which report is incorporated herein by reference.

(3)	We reviewed the valuation of our deferred tax assets based on objective positive evidence, such as projections of our future taxable earnings along with negative evidence, such as operational uncertainties, no taxable income in carryback period, and anticipated liquidation of our Kmart business in connection with the termination of the Kmart Agreement no later than the end of 2008. As a result, we could not conclude that it is more likely than not that the deferred tax assets will be realized and have recorded a (reduction) increase of the valuation allowance of $17.3 million in 2008, $(20.3) million in fiscal 2007, $(22.1) million in fiscal 2006, $(6.4) million in fiscal 2005 and $21.4 million in fiscal 2004.

(4)	Income (loss) from discontinued operations includes the gains and losses from the operations of our discontinued Athletic Segment and the gains and losses from the operations of our discontinued Meldisco operations including Shoe Zone stores and the footwear departments of Gordmans and Federated (“Meldisco”). We discontinued the Athletic Segment in 2003 and Meldisco in 2004. Additionally, during 2007, the Company increased its liability for an environmental remediation project which relates to a landfill used by one of the Company’s former manufacturing facilities that was closed over 20 years ago. In April 2008, the Company entered into an agreement with CVS Pharmacy, Inc. (“CVS”), its former parent entity, pursuant to which CVS agreed to assume any and all of Footstar’s obligations with respect to the environmental remediation. The assumption by CVS eliminated the previously recorded obligation of $1.6 million for cash consideration of $0.9 million, resulting in a gain of $0.7 million, net of tax, included in income from discontinued operations. As such, the accounting for the additional obligation has been recorded in Discontinued Operations. The income (loss) from discontinued operations includes the following (in millions):

	2008	2007	2006	2005	2004

Athletic Segment	$0.6	$—	$(0.9)	$5.1	$(38.9)
Meldisco Businesses	—	—	0.1	(0.4)	(27.8)
Closed Manufacturing Facility	$0.7	$(0.8)	—	—	—

Total	$1.3	$(0.8)	$(0.8)	$4.7	$(66.7)

See Note 3 “Discontinued Operations” of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009, which report is incorporated herein by reference.

CERTAIN INTERESTS OF OUR EXECUTIVE OFFICERS AND DIRECTORS
IN THE APPROVAL AND IMPLEMENTATION OF THE PLAN

The approval of the Plan and our Dissolution by our shareholders may have certain effects upon our executive officers and directors. Such effects are set forth below.

As of March 2, 2009, our executive officers and directors collectively beneficially own an aggregate of 1,458,639 shares of our common stock. In light of this ownership, if the Plan and our Dissolution is approved by our shareholders, then our executive officers and directors will be entitled to receive any liquidation distributions that are paid to our shareholders. In addition, up to 212,968 shares of restricted stock granted to various directors and officers will immediately vest upon shareholder approval of the Plan and Dissolution, a portion of which may be subject to forfeiture. See footnote (4) to the “Security Ownership of Certain Beneficial Owners and Management” table in this Proxy Statement.

The Company is party to employment agreements with its executive officers. A summary of the employment agreement with Jonathan Couchman, the Company’s Chairman, President and Chief Executive Officer, is contained in the Form 8-K filed by the Company on December 9, 2008 and such employment agreement is attached to such Form 8-K. A summary of the employment agreements with the Company’s other executive officers is contained in Amendment No. 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and such employment agreements are incorporated by reference into the Form 10-K. Pursuant to their employment agreements, the executive officers, other than Jonathan Couchman, the Company’s Chairman, President and Chief Executive Officer, are entitled to participate in the Company’s semi-annual cash incentive program under which each executive is afforded the opportunity to earn not less than a set percentage of their base salary per year if certain targets are achieved. The percentage of base salary that each eligible executive may earn under the semi-annual cash incentive program at the targeted performance level is 50% of such person’s base salary.

Following Dissolution (assuming that it is approved by our shareholders), the Company will continue to indemnify its officers, directors, employees and agents in accordance with our Certificate of Incorporation and By-laws for actions taken in connection with the Plan and the winding up of our affairs. As part of our Dissolution process, we intend to purchase a “tail” policy, for which we will have prepaid the premium to continue to maintain our directors’ and officers’ liability insurance for claims made following the expiration of the then current policy for 6 years.

DISSOLUTION UNDER DELAWARE LAW

Section 275 of the Delaware General Corporation Law provides that a corporation may dissolve upon either (a) a majority vote of the board of directors of the corporation followed by a favorable majority vote of its shareholders or (b) a unanimous shareholder consent. Following such approval, the dissolution is effected by filing a certificate of dissolution with the Secretary of State of Delaware. Once a corporation is dissolved, as required by Delaware law, its existence is automatically continued for a term of three years (or for such longer period as the Delaware Court of Chancery directs), but solely for the purpose of winding up its business. The process of winding up includes:

•	prosecution and defense of any lawsuits;

•	settling and closing of any business;

•	disposition and conveyance of any property;

•	discharge of any liabilities; and

•	distribution of any remaining assets to the shareholders of the corporation.

PRINCIPAL PROVISIONS OF THE PLAN

General

We intend to distribute pro rata to our shareholders, in cash or in kind, or sell or otherwise dispose of, all our property and assets. We anticipate that if the Plan and Dissolution are approved by shareholders, then our Board of Directors will declare a special cash distribution to shareholders in the amount of $1.90 per common share to be paid as soon as practicable following shareholder approval of the Plan and Dissolution. We anticipate that we will begin making distributions of liquidation proceeds to our shareholders within three to six months (or sooner) from the time we file our certificate of dissolution, in accordance with the Plan and Delaware law. We also intend to distribute remaining liquidation proceeds as promptly as practicable following the sale or liquidation of our remaining assets, subject to payment or provisions for the payment of known obligations and establishing a contingency reserve. Any sales of our assets will be made in private or public transactions and on such terms as are approved by our Board of Directors. Under the Plan, we may, if we deem it advisable, enter into commercial leases to enhance or facilitate the sale of our real estate. We do not anticipate that we will solicit any further votes of our shareholders with respect to the approval of the specific terms of any particular sale of assets approved by our Board of Directors.

Subject to the payment or the provision for payment of our indebtedness and other obligations, we expect to distribute from time to time pro rata to the holders of our common stock any cash on hand, together with the cash proceeds of any sales of our remaining assets. While the Plan permits us to distribute non-cash assets to our shareholders, we do not anticipate making such non-cash distributions. We plan to establish a reserve, referred to as a contingency reserve, in an amount determined by our Board of Directors to be sufficient to satisfy potential liabilities, expenses, and obligations. The net balance, if any, of any contingency reserve remaining after payment, provision, or discharge of all of our liabilities, expenses, and obligations will also be distributed to our shareholders pro rata.

The Plan provides that our Board of Directors may liquidate our assets in accordance with any applicable provision of the Delaware General Corporation Law, including Section 281(b).

Following approval by our shareholders of the Plan and our Dissolution, we expect to file a certificate of dissolution with the Secretary of State of the State of Delaware. The Dissolution will become effective, in accordance with the Delaware General Corporation Law, upon proper filing of the certificate of dissolution with the Secretary of State or on such later date or at such later time as may be specified in the certificate of dissolution. We currently intend to file the certificate of dissolution promptly following shareholder approval of the Plan and our Dissolution at the Meeting and do not intend to specify an effective date which is later than the date of filing. Pursuant to the Delaware General Corporation Law, the Company will continue to exist for three years after effectiveness of the Dissolution, or for such longer period as the Delaware Court of Chancery directs, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against our Company, and enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our shareholders any remaining assets, but not for the purpose of continuing the business for which we were organized or any other business. Any legal action commenced by or against us during the three-year dissolution period will not terminate by reason of the expiration of the period.

We expect to discontinue recording transfers of shares of our common stock on the effective date of our certificate of dissolution, which will be the Final Record Date. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books, except by will, intestate succession or operation of law. After the Final Record Date, we will not issue any new stock certificates, except in connection with such transfers or as replacement certificates. The final liquidation distribution under the Plan will be in complete cancellation of all of the outstanding shares of our common stock. From and after the Final Record Date, and subject to applicable law, each holder of our common stock will have the right to receive distributions pursuant to and in accordance with the Plan until the final liquidation distribution is made.

Abandonment or Amendment

Under the Plan, our Board of Directors may modify, amend, or abandon the Plan, notwithstanding shareholder approval, to the extent permitted by the Delaware General Corporation Law. In the event that a proposed modification or amendment of the Plan would, in the sole judgment of the Board of Directors, materially and adversely affect the interests of our shareholders, we expect to submit the modification or amendment to our shareholders for approval. We may not amend or modify the Plan under circumstances that would require additional shareholder solicitations under the Delaware General Corporation Law or the federal securities laws, unless we comply with the applicable provisions of such laws.

Liquidation Distributions

Our Board of Directors has not established a firm timetable for distributions to our shareholders if the Plan and our Dissolution are approved at the Meeting. We anticipate that if the Plan and Dissolution are approved by shareholders, then our Board of Directors will declare a special cash distribution to shareholders in the amount of $1.90 per common share to be paid as soon as practicable following shareholder approval of the Plan and Dissolution. We currently expect an ultimate distribution in an amount between $2.76 and $3.44 per share (based on an aggregate of 21,524,831 outstanding shares of common stock), including the special cash distribution to shareholders in the amount of $1.90 per common share that we anticipate will be declared by our Board of Directors if the Plan and Dissolution are approved by shareholders. Although we presently believe that we will begin making distributions of liquidation proceeds to our shareholders within three to six months (or sooner) from the time we file our certificate of dissolution with the Delaware Secretary of State, our Board of Directors is unable to predict the precise amount or timing of distributions pursuant to the Plan. Our Board, in its sole discretion, will determine the actual amount and timing of all distributions. Primary factors determining the timing of such liquidation distributions include the timing of the sale of the Mahwah Real Estate and the determination by the Board of Directors that all or any portion of the contingency reserve is no longer required. We expect to conclude the liquidation no later than the third anniversary of the filing of the certificate of dissolution and the effectiveness of the Dissolution, with a final liquidation distribution directly to our shareholders. However, if we are unable to sell the Mahwah Real Estate prior to the third anniversary of the filing of the certificate of dissolution, we may transfer such property into a liquidating trust, in which event we may make a final distribution after the third anniversary of the filing of the certificate of dissolution.

In addition, as indicated above, our Board of Directors has reserved the authority under the Plan to proceed with the Dissolution and liquidation in accordance with the provisions of the Delaware General Corporation Law, including Section 281(b).

It is impracticable for us to predict the exact amounts that ultimately will be distributed to our shareholders, or the precise timing of any such distributions, in light of uncertainties as to the precise net value, if any, of our non-cash assets, principally consisting of the Mahwah Real Estate, and the ultimate amount of our liabilities. We will continue to incur claims, liabilities and expenses (such as salaries and benefits, directors’ and officers’ insurance, payroll and local taxes, facilities costs, legal, accounting and consulting fees and miscellaneous office expenses) following approval of the Plan and our Dissolution. These expenses will reduce the amount of assets available for ultimate distribution to shareholders. While we do not believe that we can make a precise prediction of the ultimate amount of such claims, liabilities and expenses, we believe that available cash and any amounts received from the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and that we will make one or more cash distributions to shareholders.

Sale of Our Assets

The Plan gives our Board of Directors the authority to sell all of our remaining assets. The Mahwah Real Estate in New Jersey is our principal remaining non-cash asset. Agreements for the sale of assets may be entered into prior to the Meeting and, to the extent required by law, may be made contingent upon shareholder approval of the Plan and our Dissolution. Under the Plan, we may, if we deem it advisable, enter into commercial leases to enhance or facilitate the sale of our real estate. Approval of the Plan and our Dissolution will constitute approval of any and all such agreements and sales. We intend to sell our remaining assets on such terms as are approved by our officers, or if required by applicable law, by our Board of Directors. We may conduct sales by any means, including by competitive bidding or private negotiations. We do not anticipate that we will solicit any further shareholder votes with respect to the approval of the specific terms of any particular sale of assets approved by our Board of Directors. We do not anticipate amending or supplementing this Proxy Statement to reflect any such agreement or sale, unless required by applicable law. The prices at which we will be able to sell our remaining assets will depend largely on factors beyond our control, including, without limitation, the supply and demand for such assets, changes in interest rates, the condition of financial markets, the availability of financing to prospective purchasers of the assets and regulatory approvals, and the net price that we receive will be reduced to the extent that we employ brokers to assist in the sale of our assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

Our Conduct Following Adoption of the Plan

Our directors, officers and any employees will receive compensation for the duties that each of them performs from time to time as determined by our Board of Directors. We anticipate that, if the Plan is approved, the size of our Board of Directors would be reduced from seven to three members. Following approval of the Plan and our Dissolution by our shareholders at the Meeting, our activities will be limited to winding up our affairs, taking such actions as we believe may be necessary, appropriate or desirable to preserve the value of our assets, and distributing our assets in accordance with the Plan. We will seek to distribute or liquidate all of our assets in such manner and upon such terms as our Board of Directors determines to be in the best interests of our shareholders.

Following Dissolution (assuming that it is approved by our shareholders), we will continue to indemnify our officers, directors, employees and agents in accordance with our Certificate of Incorporation and By-laws for actions taken in connection with the Plan and the winding up of our affairs. As part of our Dissolution process, we intend to purchase a “tail” policy, for which we will have prepaid the premium to continue to maintain our directors’ and officers’ liability insurance for claims made following the expiration of the then current policy for 6 years.

Contingency Reserve

Under the Delaware General Corporation Law, we generally are required, in connection with our Dissolution, to pay or make reasonable provision for payment of our liabilities and obligations. Following shareholder approval of the Plan and our Dissolution at the Meeting, we will pay all expenses and fixed and other known liabilities and we then plan to set aside a contingency reserve, consisting of cash or other assets that we believe to be adequate for payment of projected administrative and operating expenses of the liquidation and those claims that are unknown or have not yet arisen but that, based on facts known to us, are likely to arise or become known to us within ten years after the date of our Dissolution. We are currently unable to provide a precise estimate of the amount of any contingency reserve that may be required but any such amount will be deducted before the determination of amounts available for distribution to shareholders.

The actual amount of any contingency reserve will be based upon estimates and opinions of our Board of Directors, derived from consultations with management and outside experts, if the Board determines that it is advisable to retain such experts, and a review of, among other things, our estimated contingent liabilities and our estimated ongoing expenses, including, without limitation, anticipated salary and benefits payments, estimated investment banking, legal and accounting fees, rent, payroll and other taxes, miscellaneous office expenses, facilities costs and expenses accrued in our financial statements. We plan to establish a contingency reserve, which we anticipate will change as circumstances change over time, in connection with known and unknown contingencies resulting from our operations over the last 40 years. These contingencies include, among other things, those that might arise in connection with outstanding workers compensation claims (currently secured by a cash collateralized letter of credit in the amount of $3.0 million) and the proper classification and payment of duty on imported goods (currently secured by a letter of credit in the amount of $2.2 million). We have accrued for our current estimate of liability for active worker compensation claims in our financial statements, and believe that the amount of the outstanding letters of credit is substantially in excess of our potential liability for such claims, but given the nature of worker compensation claims, there can be no assurances that our liability will not increase. We currently believe that the full amount of the letter of credit relating to our obligation to properly classify imported goods will be released in September, 2009 when all custom entries for such goods are no longer open. Such contingency reserve will also cover potential claims that are not probable, but may arise in the future, for lease obligations (currently remaining lease obligations for which we believe third parties are wholly liable total approximately $3.9 million), product liability, personal injury, facilities costs, and other claims that may arise in the ordinary course of business. To the extent any such claims are brought, we intend to vigorously defend ourselves. A contingency reserve may not be sufficient to satisfy all of our obligations, expenses and liabilities, in which case a creditor could bring a claim against one or more of our shareholders for each such shareholder’s pro rata portion of the claim, up to the total amount distributed by us to that shareholder pursuant to the Plan. Once we have established a contingency reserve, commencing with the time of our initial distribution, which we currently expect will occur within three to six months (or sooner) following the filing of our certificate of dissolution with the State of Delaware after approval of such Dissolution by the shareholders, from time to time we expect to distribute to our shareholders any portions of such contingency reserve that our Board deems no longer to be required. It is possible that unanticipated lawsuits or other claims will be asserted against us, which could result in certain distributions to our shareholders being delayed for possibly several years until the resolution of any such lawsuit or other claim.

Potential Liability of Shareholders

Under the Delaware General Corporation Law, in the event we fail to create an adequate contingency reserve, or should such contingency reserve be insufficient to satisfy the aggregate amount ultimately found payable in respect of our expenses and liabilities, each shareholder could be held liable for amounts due creditors to the extent of amounts that such shareholder received from us under the Plan. Each shareholder’s exposure to liability is limited to his, her or its pro rata portion of the amounts distributed to him, her or it and due each creditor in the event we create an inadequate contingency reserve.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from any contingency reserve, a creditor could seek an injunction against us to prevent us from making distributions under the Plan. Any such action could delay and substantially diminish cash distributions to our shareholders.

Final Record Date

The liquidation distributions on or after the Final Record Date made by us will be made to shareholders according to their holdings of common stock as of the Final Record Date. From and after the Final Record Date, and subject to applicable law, each holder of our common stock will have the right to receive distributions pursuant to and in accordance with the Plan. Accordingly, we will close our stock transfer books and discontinue recording transfers of shares of our common stock on the Final Record Date. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession, or operation of law. After the Final Record Date, we will not issue any new stock certificates, other than in connection with such permitted transfers or as replacement certificates. However, until trading is halted through termination of registration of our shares of common stock, after the Final Record Date, we believe that any trading of shares of our common stock will be tracked and marked with a due bill by the Depository Trust Company.

The final liquidation distribution will be in complete cancellation of all of the outstanding shares of our common stock. Shareholders should not forward their stock certificates before receiving instructions to do so. As a condition to receipt of any distribution to our shareholders, the Board, in its absolute discretion, may require our shareholders to (i) surrender their certificates evidencing their shares of common stock to the Company, or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board. If surrender of stock certificates should be required following the Dissolution, the Company will send you written instructions regarding such surrender. Any distributions otherwise payable by the Company to shareholders who have not surrendered their stock certificates, if requested to do so, may be held in trust for such shareholders, without interest, pending the surrender of such certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a shareholder’s certificate(s) evidencing his, her or its common stock has been lost, stolen, or destroyed, the shareholder may be required to furnish us with satisfactory evidence of the loss, theft, or destruction, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Listing and Trading of Our Common Stock; Termination of Reporting Requirements

Our common stock currently trades on the OTC Bulletin Board and on the Pink Sheets LLC under the symbol “FTAR.PK”. We currently comply with the applicable reporting requirements of the Exchange Act and incur expenses in doing so. In order to curtail these expenses, after filing our certificate of dissolution with the Delaware Secretary of State, we intend to seek relief from certain of our public company reporting requirements from the SEC. We anticipate that, if we pursue SEC relief and such relief is granted by the SEC, we will continue to file current reports on Form 8-K to disclose material events relating to our liquidation, along with any other reports that the SEC may require.

Absence of Appraisal Rights

Under the Delaware General Corporation Law, our shareholders are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the Plan or our Dissolution.

Regulatory Approvals

We do not believe that any material United States federal or state regulatory requirements must be met or approvals obtained in connection with the Plan or our Dissolution.

Continuing Indemnification and Insurance

Following shareholder approval of the Plan and our Dissolution, we will continue to indemnify our officers, directors, employees and agents in accordance with the terms of our Certificate of Incorporation and By-laws, including providing indemnification for actions taken in connection with the Plan and the winding up of our business and affairs. As part of our Dissolution process, we intend to purchase a “tail” policy, for which we will have prepaid the premium to continue to maintain such insurance for claims made following the expiration of the then current policy for 6 years. Since our insurance policy may, depending upon the circumstances, require us to pay the initial amount of any liability incurred and then to pay the further costs of defending a claim, subject to reimbursement from the insurance carrier, we intend to provide for this contingency in a contingency reserve.

Payment of Expenses

In the discretion of our Board of Directors, we may pay brokerage, agency, professional and other fees and expenses to any person in connection with the sale or other disposition of our assets and the implementation of the Plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a general summary of the material U.S. federal income tax consequences of the Plan to the Company and our shareholders, but does not purport to be a complete analysis of all the potential tax effects. Tax considerations applicable to particular shareholders will depend on the shareholder’s individual circumstances. The discussion addresses neither the tax consequences that may be relevant to particular categories of shareholders subject to special treatment under certain federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Department of the Treasury regulations, rulings of the Internal Revenue Service (“IRS”), and judicial decisions now in effect, all of which are subject to change or to varying interpretation at any time. Any such changes or varying interpretations may also be applied retroactively. The following discussion has no binding effect on the IRS or the courts and assumes that we will liquidate substantially in accordance with the Plan.

Liquidation distributions pursuant to the Plan may occur at various times and in more than one tax year. We can give no assurance that the tax treatment described herein will remain unchanged at the time of such distributions. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan, and we will not seek either such a ruling or an opinion of counsel with respect to the anticipated tax treatment. If any tax consequences prove not to be as anticipated and described herein, the result could be increased taxation at the corporate or shareholder level.

Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them in connection with the Plan and our Dissolution, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Consequences to the Company

Commencing with shareholder approval of the Plan and our Dissolution and until the liquidation is completed, the Company will continue to be subject to U.S. federal income tax on any taxable income, such as interest income, gain from the sale of our assets or income from operations. If assets are distributed in kind, the Company would recognize gain or loss as if the assets were sold for fair market value consideration. Ordinarily, corporate gain or loss (unless certain exceptions to loss recognition apply) is recognized upon distribution of an asset in an amount equal to the difference between the fair market value of the asset (increased by any liability assumed or taken subject to) and the adjusted tax basis in the asset. However, because we anticipate that only cash liquidation distributions will be made, the Company should not recognize gain or loss on the liquidation distribution to shareholders pursuant to the Plan. Accordingly, the Dissolution should not produce a corporate tax liability for federal income tax purposes.

Consequences to Shareholders

Amounts received by shareholders pursuant to the liquidation will be treated as full payment in exchange for their shares of our common stock. As a result of our liquidation, a shareholder will recognize gain or loss equal to the difference between (1) the sum of the amount of cash and the fair market value, at the time of distribution, of any property distributed, less any liability assumed or to which distributed property is subject, and (2) such shareholder’s tax basis in the shares of common stock. A shareholder’s tax basis in the shares will depend upon various factors, including the shareholder’s cost and the amount and nature of any distributions received with respect thereto.

A shareholder’s gain or loss will be computed on a “per share” basis, so that gain or loss is calculated separately for blocks of stock acquired at different dates and for different prices. Each liquidation distribution will be allocated proportionately to each share of stock owned by a shareholder. Gain will be recognized in connection with a liquidation distribution only to the extent that the aggregate value of all liquidation distributions received by a shareholder with respect to a share exceeds such shareholder’s tax basis for that share. Any loss generally will be recognized only when a shareholder receives our final distribution to shareholders, and then only if the aggregate value of the liquidation distributions with respect to a share is less than the shareholder’s tax basis for that share. Gain or loss recognized by a shareholder will be capital gain or loss, provided the stock is held as a capital asset, and will be long-term capital gain or loss if the share has been held for more than one year.

In the unlikely event that there is an in-kind distribution of property other than cash, the shareholder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the shareholder’s future sale of that property will be measured by the difference between the shareholder’s tax basis in the property at the time of such sale and the proceeds of such sale.

After the close of each of our taxable years, we will provide our shareholders and the IRS with a statement of the amount of cash distributed to shareholders and our best estimate as to the value of any property distributed to them during that year. The IRS could challenge such valuation. As a result of such a challenge, the amount of gain or loss recognized by shareholders might be changed. Distributions to our shareholders could result in tax liability to any given shareholder exceeding the amount of cash received, requiring that shareholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

If a shareholder is required to satisfy any Company liability not fully covered by any contingency reserve, payments by a shareholder in satisfaction of such contingent liabilities would generally produce a capital loss in the year paid. Such capital loss is permitted to offset other capital gains occurring within the same tax year without limitation. Such a capital loss in the hands of an individual shareholder is subject to limitation as an offset against ordinary income up to $3,000 (including married filing jointly), except that the limitation for a married individual filing a separate return is $1,500. Further, such capital loss in the hands of an individual shareholder can be carried forward indefinitely to succeeding years but cannot be carried back to a prior year in order to offset any capital gain recognized on the liquidation distribution in that prior year.

Back-Up Withholding

Unless a shareholder complies with certain reporting and/or Form W-9 certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, he, she or it may be subject to back-up withholding tax with respect to any payments received pursuant to the liquidation. The back-up withholding tax is imposed at a rate of 28%. Back-up withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a shareholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If back-up withholding applies, the amount withheld is not an additional tax, but is credited against the shareholder’s U.S. federal income tax liability.

Taxation of Non-United States Shareholders

Foreign corporations or persons who are not citizens or residents of the United States should consult their own tax advisors with respect to the U.S. and non-U.S. tax consequences of the Plan.

State and Local Taxes

Shareholders may also be subject to state or local taxes and should consult their own tax advisors with respect to the state and local tax consequences of the Plan.

VOTES REQUIRED AND BOARD RECOMMENDATION

Approval of the Plan and our Dissolution requires the affirmative vote of a majority of the total number of votes entitled to be cast by all shares outstanding on the Record Date. Each holder of common stock is entitled to one vote per share on the matter.

Our Board of Directors believes that the Plan and our Dissolution of the Company are in the best interests of our shareholders. Our Board of Directors has unanimously adopted the Plan and approved the Dissolution and unanimously recommends that our shareholders vote “FOR” approval of the Plan and our Dissolution pursuant to the Plan. Directors and executive officers who hold, or are deemed to hold, as of March 2, 2009, an aggregate of 1,458,639 outstanding shares of our common stock, which is 6.8% of the votes entitled to be cast on the matter, have indicated that they will vote “FOR” the Plan and our Dissolution of the Company. See “Security Ownership of Certain Beneficial Owners and Management.”

Shares represented by proxy cards received in time for the Meeting that are properly signed, dated, and returned without specifying choices will be voted “FOR” this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, to the best of our knowledge, information as to the ownership of our common stock held by (1) each person or entity known by the Company to beneficially own more than 5% of the outstanding shares of our common stock; (2) each of our directors and named executive officers; and (3) all of our executive officers and directors as a group. Except as otherwise indicated, ownership of shares by the persons named below includes sole voting and investment power held by such persons. The percentage of shares owned is based on 21,524,831 shares outstanding as of March 2, 2009.

	Shares Beneficially Owned(1)
Name of Beneficial Owner(2)	Number		Percent

Jonathan M. Couchman	1,031,577	(4)	5.2%
Eugene I. Davis	61,003	(4)	*
Adam W. Finerman	89,796	(4)	*
Gerald F. Kelly, Jr.	43,335	(4)	*
Michael A. O’Hara	43,335	(4)	*
Steven D. Scheiwe	62,114	(4)	*
Alan I. Weinstein	43,335	(4)	*
Michael J. Lynch	3,375	(3)	*
Maureen Richards	80,769	(3)	*
All directors and executive officers as a group (10 persons)	1,458,639		6.8%
Gates Capital Management, Inc.(5), Gates Capital Partners, L.P.(6), ECF Value Fund, L.P.(7), ECF Value Fund II, L.P.(8), ECF Value Fund International, Ltd.(9) and Jeffrey L. Gates(10)	1,096,911	(11)	5.1%
Schultze Asset Management, LLC and George J. Schultze 300 Westchester Avenue Purchase, NY 10577	2,012,659	(12)	9.4%
FMR Corp. and Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109	2,047,200	(13)	9.5%

*	Represents beneficial ownership of less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole voting and investment power with respect to securities, and includes restricted or deferred shares.

(2)	The business address of the directors and executive officers is Footstar, Inc., 933 MacArthur Boulevard, Mahwah, New Jersey 07430 201-934-2000.

(3)	The amounts shown also include the following shares issuable pursuant to stock options which, as of March 2, 2009, were currently exercisable or would become exercisable within 60 days: Mr. Lynch, 3,375; Ms. Richards, 45,600.

(4)	The amounts shown also include the following shares issuable pursuant to awards of restricted stock which would immediately vest upon shareholder approval of the Plan and Dissolution: Mr. Couchman, 22,852; Mr. Davis, 22,852; Mr. Finerman, 22,852; Mr. Kelly, 22,852; Mr. O’Hara, 22,852; Mr. Scheiwe, 22,852; and Mr. Weinstein, 22,852. Also includes, for each of Messrs. Davis, Finerman and Scheiwe, 17,668 shares of restricted stock which such person has a right to acquire within 60 days of March 2, 2009 and which would immediately vest upon shareholder approval of the Plan and Dissolution, but a portion of which may be subject to forfeiture by such person if either (i) the amount of fees for service as a director is thereafter reduced by the Board of Directors in its sole discretion or (ii) such person no longer continues as a director of the Company following such shareholder approval.

(5)	1177 Ave. of the Americas, 32nd Floor, New York, NY 10035.

(6)	1177 Ave. of the Americas, 32nd Floor, New York, NY 10035.

(7)	c/o Gates Capital Management, Inc., 1177 Ave. of the Americas, 32nd Floor, New York, NY 10035.

(8)	c/o Gates Capital Management, Inc., 1177 Ave. of the Americas, 32nd Floor, New York, NY 10035.

(9)	c/o Trident Fund Services (B.V.I.) Limited, Trident Chambers, Wickhams Cay, P.O. Box 146, Road Town, Tortola, British Virgin Islands

(10)	c/o Gates Capital Management, Inc., 1177 Ave. of the Americas, 32nd Floor, New York, NY 10035.

(11)	Based solely on the information reported in the Schedule 13G filed on January 16, 2009 by Gates Capital Management, Inc., Gates Capital Partners, L.P., ECF Value Fund, L.P., ECF Value Fund II, L.P., ECF Value Fund International, Ltd. and Jeffrey L. Gates.

(12)	Based solely on the information reported in the Schedule 13G filed on March 4, 2008 by Schultze Asset Management, LLC and George J. Schultze.

(13)	Based solely on the information reported in the Schedule 13G/A filed on February 14, 2006 by FMR Corp. and Edward C. Johnson 3d.

OTHER MATTERS

Other Business

The Board of Directors of the Company is not aware of any business to be acted upon at the Meeting, other than as described herein. It is not anticipated that other matters will be brought before the Meeting. If, however, other matters are duly brought before the Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment.

Shareholder Proposals

Whether or not the Plan and our Dissolution is approved, the Company does not expect to have an annual meeting of shareholders after the Meeting and, therefore, we are not providing instructions as to how shareholders can make proposals for future meetings.

Cost of Solicitation

We will bear all costs of preparing, assembling and mailing this Proxy Statement and of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by other means, including telephone, facsimile, e-mail and in-person meetings. We will also request that brokers, custodians and fiduciaries forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Delivery of Documents to Shareholders

Pursuant to the rules of the SEC, the Company and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the Proxy Statement. Upon written or oral request, the Company will deliver promptly a separate copy of the Proxy Statement to any shareholder at a shared address who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that the Company deliver single copies of such documents in the future. Shareholders may notify the Company of their requests by calling or writing us at our principal executive offices at 201-934-2000 or at 933 MacArthur Boulevard, Mahwah, New Jersey 07430, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy and information statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549-1004. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-1004.

The Company files its reports, proxy statements and other information electronically with the SEC. You may access information on the Company at the SEC web site containing reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

The SEC also permits us to “incorporate by reference” into this Proxy Statement important business and financial information about the Company that is not included in or delivered with this Proxy Statement. The following documents filed with the SEC by the Company (SEC File No. 0-19136) are incorporated by reference into this Proxy Statement (excluding portions thereof that are deemed furnished and not filed):

(1) the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009, filed on March 9, 2009;

(2) the Company’s Current Report on Form 8-K filed on January 9, 2009;

(3) the Company’s Current Report on Form 8-K filed on January 16, 2009;

(4) the Company’s Current Report on Form 8-K filed on February 4, 2009;

(5) the Company’s Current Report on Form 8-K filed on March 17, 2009; and

(6) the Company’s Current Report on Form 8-K filed on March 20, 2009.

You may obtain copies of any of the documents incorporated by reference through the Company or the SEC, as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in the document. Shareholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the Company at the following address:

Footstar, Inc.
933 MacArthur Boulevard
Mahwah, New Jersey 07430
Attn: Maureen Richards
(201) 934-2000

Footstar, Inc. 933 MacArthur Boulevard Mahwah, New Jersey 07430 Attn: Maureen Richards (201) 934-2000

If you would like to request documents from us, please do so by          , 2009 to receive them before the Meeting.

You should rely only on the information contained or incorporated by reference in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement, including the documents incorporated herein by reference.

This Proxy Statement is dated          , 2009. There may be changes in the affairs of the Company after the date of this Proxy Statement, which are not reflected in this document. We have not authorized anyone to give any information or make any representation about the matters addressed in this Proxy Statement that differs from, or adds to, the information in this document or in the Company’s documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

Annex A

THE AMENDED PLAN OF COMPLETE DISSOLUTION AND LIQUIDATION
OF FOOTSTAR, INC.

WHEREAS, as part of Footstar, Inc.’s, a Delaware corporation (the “Company”), emergence from bankruptcy in February 2006, substantially all of the Company’s business operations were related to the Company’s agreement with Kmart to exclusively operate the footwear departments in all Kmart stores through the end of December, 2008 (the “Kmart Agreement”). At the end of such term, the Kmart Agreement provided for the purchase by Kmart of the remaining inventory in the Kmart footwear departments at which time the Company would be forced to liquidate unless it identified, developed or implemented a viable business alternative to offset its Kmart business. Following its emergence from bankruptcy, the Company’s Board of Directors (the “Board”), with the assistance of investment bankers, evaluated a number of possible alternatives to enhance shareholder value, including acquisition opportunities, changes in the terms of the Company’s principal contracts, including the early termination of or extension of the Kmart Agreement, the payment of one or more dividends, and the sale of our assets or stock. As of early 2007, the Board determined the best course of action was to operate under the Kmart Agreement through its expiration in December 2008, unless earlier terminated.

WHEREAS, in 2008, the Board approved a Plan of Complete Liquidation of Footstar, Inc. in May 2008 (the “Original Plan”), which provided for the complete liquidation and ultimate dissolution of the Company after expiration of the Kmart Agreement in December 2008.

WHEREAS, the Kmart Agreement has been terminated and the Board wish to accomplish the complete dissolution and liquidation of the Company in accordance with this Amended Plan of Complete Dissolution and Liquidation of Footstar, Inc. (the “Plan”) and in accordance with Section 275 and other applicable provisions of the General Corporation Law of Delaware (“DGCL”) and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, the Plan reflects technical and legal changes to the Original Plan consistent with Delaware corporate law and is intended to modify, supersede and replace the Original Plan in order to more efficiently facilitate the liquidation and dissolution of the Company in the best interests of shareholders.

1.	Approval and Adoption of Plan.

This Plan shall become effective when all of the following steps have been completed:

(a) Resolutions of the Company’s Board of Directors.  The Board shall have adopted a resolution or resolutions with respect to the following:

(i) Complete Dissolution and Liquidation:  The Board shall determine that it is deemed advisable for the Company to be dissolved and liquidated completely.

(ii) Adoption of the Plan:  The Board shall approve this Plan as the appropriate means for carrying out the complete dissolution and liquidation of the Company.

(iii) Sale of Assets:  The Board shall determine that, as part of the Plan (but not as a separate matter arising under Section 271 of the DGCL), it is deemed expedient and in the best interests of the Company to sell all or substantially all of the Company’s property and assets in order to facilitate liquidation and distribution to the Company’s creditors and shareholders, as appropriate.

(b) Adoption of this Plan by the Company’s Common Shareholders.  The holders of a majority of the voting power represented collectively by the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), entitled to vote thereon shall have adopted this Plan, including the dissolution of the Company and those provisions authorizing the Board to sell all or substantially all of the Company’s assets in connection therewith, by written consent or at a special meeting of the shareholders of the Company called for such purpose by the Board.

2.	Dissolution and Liquidation Period.

Once the Plan is effective, the steps set forth below shall be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate or advisable. Without limiting the generality of the foregoing, the Board may instruct the officers of the Company to delay the taking of any of the following steps until the Company has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable for the Company to maximize the value of the Company’s assets upon liquidation; provided that such steps may not be delayed longer than is permitted by applicable law:

(a) The filing of a Certificate of Dissolution of the Company (the “Certificate of Dissolution”) pursuant to Section 275 of the DGCL, which will become effective on the date of filing (the “Certificate Effective Date”), and the completion of all actions that may be necessary, appropriate or desirable to dissolve and terminate the corporate existence of the Company;

(b) The cessation of all of the Company’s business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except and insofar as necessary for the sale of its assets and for the proper winding up of the Company pursuant to Section 278 of the DGCL;

(c) The negotiation and consummation of sales of all of the assets and properties of the Company, including the assumption by the purchaser or purchasers of any or all liabilities of the Company, insofar as the Board deems such sales to be necessary, appropriate or advisable, including, without limitation, if advisable, entering into commercial leases to enhance or facilitate the sale of real estate;

(d) The satisfaction or provision for the satisfaction of the Company’s obligations in accordance with any applicable provision of the DGCL, including, without limitation, Section 281(b) thereof; and

(e) The distribution of the remaining funds of the Company and the distribution of remaining unsold assets of the Company, if any, to its shareholders pursuant to Sections 4 and 7 below.

The adoption of the Plan by the holders of the Company’s Common Stock shall constitute full and complete authority for the Board and the officers of the Company, without further shareholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Section 281(b) thereof.

3.	Authority of Officers and Directors.

Prior to and after the Certificate Effective Date, the Board and the officers of the Company shall continue in their positions for the purpose of winding up the affairs of the Company as contemplated by Delaware law. The Board may appoint officers, hire employees and retain independent contractors in connection with the winding up process, and is authorized to pay to the Company’s officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the successful implementation of this Plan, provided that any such compensation shall be fair and reasonable with respect to the efforts extended by any recipient of such compensation. Adoption of this Plan by holders of a majority of the voting power represented collectively by the outstanding shares of Common Stock shall constitute the approval of the Company’s shareholders of the Board’s authorization of the payment of any such compensation.

The adoption of the Plan by the holders of the Company’s Common Stock shall constitute full and complete authority for the Board and the officers of the Company, without further shareholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable: (i) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver the assets of the Company; (iii) to satisfy or provide for the satisfaction of the Company’s obligations in accordance with any applicable provision of the DGCL, including, without limitation, Section 281(b) thereof; and (iv) to distribute all of the remaining funds of the Company and any unsold assets of the Company pari passu to the holders of the Company’s Common Stock.

4.	Conversion of Assets Into Cash or Other Distributable Form.

Subject to approval by the Board, the officers, employees and agents of the Company shall, as promptly as feasible, proceed to collect all sums due or owing to the Company, to sell and convert into cash any and all corporate assets and, out of the assets of the Company, to pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company pursuant to Section 2 above, including all expenses of the sale of assets and of the dissolution and liquidation provided for by the Plan.

5.	Professional Fees and Expenses.

It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company’s officers or members of the Board provided by the Company pursuant to its Certificate of Incorporation and By-laws or the DGCL or otherwise.

In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

6.	Indemnification.

The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Certificate of Incorporation and By-laws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its sole and absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company’s obligations hereunder, including without limitation directors’ and officers’ liability coverage.

7.	Liquidation Distributions.

Liquidation distributions, in cash or in kind, shall be made from time to time after the adoption of the Plan to the holders of record, at the close of business on the Certificate Effective Date as provided in Section 2 above, of outstanding shares of Common Stock of the Company, pro rata in accordance with the respective number of shares then held of record; provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Company). All determinations as to the time for and the amount and kind of liquidation distributions shall be made in the exercise of the absolute discretion of the Board and in accordance with any applicable provision of the DGCL, including, without limitation, Section 281(b) thereof. As provided in Section 10 below, the final liquidation distribution made pursuant to this Plan shall be treated as made in complete liquidation of the Company within the meaning of the Code and the regulations promulgated thereunder.

8.	Amendment, Modification or Abandonment of Plan.

If for any reason the Board determines that such action would be in the best interests of the Company, it may amend, modify or abandon the Plan and all actions contemplated thereunder either in whole or in part, notwithstanding shareholder approval of the Plan, to the extent permitted by the DGCL, including, without limitation, make such modifications as the Board deems appropriate to liquidate the remaining assets. Notwithstanding the foregoing, the Company will not amend or modify the Plan under circumstances that would require additional shareholder approval under the DGCL and the federal securities laws without complying with the DGCL and the federal securities laws. Upon the abandonment of the Plan, the Plan shall be void.

9.	Cancellation of Stock and Stock Certificates.

The final liquidation distribution to the Company’s shareholders pursuant to Section 7 hereof shall be in complete cancellation of all of the outstanding shares of the Company’s Common Stock. From and after the

Certificate Effective Date, and subject to applicable law, each holder of the Company’s Common Stock will have the right to receive distributions pursuant to, and in accordance with, Section 7 hereof. As a condition to receipt of any distribution to the Company’s shareholders, the Board, in its absolute discretion, may require the Company’s shareholders to (i) surrender their certificates evidencing their shares of Common Stock to the Company, or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board. The Company will close its stock transfer books and discontinue recording transfers of shares of stock of the Company at the Certificate Effective Date, and thereafter certificates representing shares of Company’s Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

10.	Liquidation under Code Sections 331 and 336.

It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code. The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of said Sections 331 and 336 and the regulations promulgated thereunder, including, without limitation, the making of an election under Code Section 336(e), if applicable.

11.	Filing of Tax Forms.

The appropriate officers of the Company are authorized and directed, within thirty (30) days after the Certificate Effective Date, to execute and file a United States Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service or any U.S. state as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

Annex B
THIS PROXY MUST BE SIGNED AND DATED FOR YOUR INSTRUCTIONS TO BE EXECUTED.	Please Mark Here for Address Change or	☐
Comments
SEE REVERSE SIDE
APPROVAL OF THE AMENDED PLAN OF COMPLETE DISSOLUTION AND LIQUIDATION OF FOOTSTAR, INC.

	FOR	AGAINST	ABSTAIN

To approve the Amended Plan of Complete Dissolution and Liquidation of Footstar, Inc., in the form presented to the shareholders of Footstar, Inc. (the “Company”) for their approval at a Special Meeting of the shareholders of the Company to be held on May 5, 2009 (the “Meeting”) and the voluntary dissolution and liquidation of the Company in accordance therewith.	☐	☐	☐

MARK HERE IF YOU DO NOT GIVE THE PROXY HOLDERS NAMED HEREIN AUTHORITY TO VOTE IN THEIR OR HIS OR HER DISCRETION “FOR” AN ADJOURNMENT OR POSTPONEMENT OF THE MEETING AS SET FORTH IN THE PROXY STATEMENT.			☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING.			☐

Signature	Signature	Date

(Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)
▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/fts		1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
     If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

PROXY — FOOTSTAR, INC.
SPECIAL MEETING OF SHAREHOLDERS
May 5, 2009
This Proxy is Solicited on Behalf of the Board of Directors of Footstar, Inc.
The undersigned hereby appoints Jonathan Couchman, Michael J. Lynch and Maureen Richards and each or any of them, with power of substitution, proxies for the undersigned and authorizes each of them to represent and vote, as designated, all of the shares of stock of Footstar, Inc. (the “Company”) which the undersigned may be entitled to vote at a Special Meeting of Shareholders of the Company to be held at 933 MacArthur Boulevard, Mahwah, New Jersey 07430 on Tuesday, May 5, 2009, at 10:00 a.m. Eastern Time, and at any adjournment or postponement of such meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE APPROVAL OF THE AMENDED PLAN OF COMPLETE DISSOLUTION AND LIQUIDATION OF FOOTSTAR, INC. AND IN THE DISCRETION OF THE PROXY HOLDERS NAMED HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROXY HOLDERS NAMED HEREIN ARE ALSO AUTHORIZED TO VOTE “FOR” AN ADJOURNMENT OR POSTPONEMENT OF THE MEETING UNLESS OTHERWISE INDICATED IN THIS PROXY.
THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
Address Change/Comments (Mark the corresponding box on the reverse side)
▲ FOLD AND DETACH HERE ▲
You can now access your FOOTSTAR, INC. account online.
Access your Footstar, Inc. shareholder/stockholder account online via Investor ServiceDirect ® (ISD).
Mellon Investor Services LLC, Transfer Agent for Footstar, Inc., now makes it easy and convenient to get current information on your shareholder account.

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